                                                                  EXHIBIT (a)(1)
                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                              Chemfab Corporation

                                       at

                              $18.25 Net Per Share

                                       by

                             PPLC Acquisition Corp.

                     an indirect wholly owned subsidiary of

                                 Norton Company

                     an indirect wholly owned subsidiary of

                           Compagnie de Saint-Gobain

   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, AUGUST 29, 2000, UNLESS THE OFFER IS EXTENDED.


THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, A NUMBER OF SHARES OF COMMON STOCK PAR VALUE $0.10 PER SHARE (THE "SHARES"), OF CHEMFAB CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PPLC ACQUISITION CORP. ("PURCHASER") AND NORTON COMPANY ("PARENT"), WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE EXON-FLORIO AMENDMENT TO THE OMNIBUS TRADE AND COMPETITIVENESS ACT OF 1988 HAVING EXPIRED OR BEEN TERMINATED AND UPON HAVING RECEIVED THE REQUIRED APPROVALS UNDER THE NEW HAMPSHIRE TAKEOVER DISCLOSURE LAW AND APPLICABLE LAWS OF IRELAND AND GERMANY REGULATING COMPETITION, ANTITRUST, INVESTMENT OR EXCHANGE CONTROLS. THE CONSUMMATION OF THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE OFFER--SECTION 15--CERTAIN CONDITIONS OF THE OFFER."

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 25, 2000, BY AND AMONG THE COMPANY, PARENT AND PURCHASER. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT DESCRIBED HEREIN IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT, INCLUDING THE OFFER AND THE MERGER AND (III) RESOLVED TO RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

                                   IMPORTANT

   If you wish to tender all or any portion of your Shares you should either
(i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with your certificate(s) representing tendered Shares and any other required documents to the Depositary named herein or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Offer--
Section 3--Procedures for Tendering Shares" or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that person if you desire to tender those Shares.

   If you wish to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer or cannot comply with the procedures for book-entry transfer on a timely basis you must tender your Shares pursuant to the guaranteed delivery procedure set forth in "The Offer--Section 3--Procedures for Tendering Shares."

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and any other related documents may also be obtained from the Information Agent, brokers, dealers, commercial banks or trust companies.

                                ---------------

                      The Dealer Manager for the Offer is:

                         McFarland Dewey Securities Co.
August 2, 2000

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                           Page
                                                                           ----
 Summary Term Sheet......................................................    1
 Introduction............................................................    5
 The Offer...............................................................    7
     1. Terms of the Offer; Expiration Date.............................     7
     2. Acceptance for Payment and Payment..............................     8
     3. Procedures for Tendering Shares.................................     9
     4. Withdrawal Rights...............................................    11
     5. Certain Tax Considerations......................................    12
     6. Price Range of Shares; Dividends................................    12
     7. Certain Information Concerning the Company......................    13
     8. Certain Information Concerning Purchaser, Parent and Saint-
        Gobain..........................................................    16
     9. Source and Amount of Funds......................................    17
    10. Background of the Offer; Past Contacts, Transactions or
        Negotiations with the Company...................................    17
    11. Purpose of the Offer; Plans for the Company; The Merger
        Agreement; The Voting Agreement; The Confidentiality
        Agreements......................................................    20
    12. Effect of the Offer on the Market for the Shares; Stock Exchange
        Listing; Registration under the Exchange Act....................    33
    13. Dividends and Distributions.....................................    34
    14. Extension of Tender Period; Subsequent Offering Period;
        Termination; Amendment..........................................    34
    15. Certain Conditions of the Offer.................................    36
    16. Certain Legal Matters; Regulatory Approvals.....................    37
    17. Fees and Expenses...............................................    42
    18. Miscellaneous...................................................    42

 Schedule I--Directors and Executive Officers of Saint-Gobain, Parent and
  Purchaser..............................................................  S-1

                               SUMMARY TERM SHEET

   Compagnie de Saint-Gobain ("Saint-Gobain"), through its indirect wholly owned subsidiaries Norton Company ("Norton") and PPLC Acquisition Corp. ("PPLC"), is offering to purchase all of the outstanding common stock, par value $0.10 per share, of Chemfab Corporation ("Chemfab") for $18.25 per share, net to the seller in cash. The following are some of the questions you, as a stockholder of Chemfab, may have and the answers to those questions. We urge you to carefully read the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and in the letter of transmittal.

Who is offering to buy my securities?

   PPLC is offering to purchase all of the outstanding common stock of Chemfab. PPLC is a Delaware corporation and an indirect wholly owned subsidiary of Norton, which is a Massachusetts corporation and an indirect subsidiary of Saint-Gobain, a French corporation. PPLC was formed as an indirect subsidiary of Norton for the purpose of making the offer. See "Introduction."

What are the classes and amounts of securities sought in the offer?

   PPLC is seeking to purchase all of the outstanding common stock, par value $0.10 per share, of Chemfab. See "Introduction."

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

   PPLC is offering to pay $18.25 per share, net to you, in cash. If you tender your shares in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Do you have the financial resources to make payment?

   Saint-Gobain and Norton will provide PPLC with sufficient funds to purchase shares validly tendered and not withdrawn in the offer and to complete the merger, which is expected to follow the successful completion of the offer. It is anticipated that all of those funds will be obtained from internally generated funds or existing resources of Saint-Gobain and its affiliates. See "The Offer--Section 9--Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

   We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we have sufficient financial resources relative to the consideration to be paid in the offer. Additionally, the offer is not subject to any financing condition. See "The Offer--Section 8--Certain Information Concerning Purchaser, Parent and Saint-Gobain" and "The Offer--Section 9--Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

   You will have at least until 12:00 midnight, New York City time, on August 29, 2000, to decide whether to tender your shares in the offer. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure described in this offer to purchase. In addition, if we decide to extend the offering period or to include a subsequent offering period or periods in the offer as described below, you will have an additional opportunity to tender your shares. See "The Offer--Section 1--Terms of the Offer; Expiration Date" and "The Offer--Section 3--Procedures for Tendering Shares."

Can the offer be extended and under what circumstances?

   Yes. We may elect to extend the offer:

  . if any of the conditions to the tender offer have not been satisfied (or waived by us) for one or more periods of ten business days or less, but in no event later than October 31, 2000, or if we are required to extend the offer by the rules of the Securities and Exchange Commission.

  . if all of the conditions to the offer are satisfied except that fewer than a majority of Chemfab shares on a fully-diluted basis have been tendered, we may extend the offer for up to 20 business days and Chemfab may require us to extend the offer for up to 10 calendar days at the request of the Company.

  . if all of the conditions to the offer are satisfied, but fewer than 90% of the outstanding shares of Chemfab on a fully-diluted basis have been tendered, we may extend the offer for up to 10 business days.

   In addition, Chemfab may require us to extend the offer under certain circumstances, including for one or more periods of ten business days or less (but in no event later than October 31, 2000), including, if the waiting periods have not expired or approvals have not been received under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988 or if the required approvals have not been received under the New Hampshire Takeover Disclosure Law and applicable laws of Ireland and Germany regulating competition, antitrust, investment or exchange controls. See below and "The Offer--Section 14--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment" for all the circumstances under which we may, or are required to, extend the Offer.

   We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if any, will be an additional opportunity for you to tender your shares (if you have not already done so) and receive the offer consideration following the expiration of the offer. If you do not tender your shares during the initial offering period or the subsequent offering period, if any, you will have to wait until after the merger is completed to receive the cash consideration for your shares. See "The Offer--
Section 14--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment."

How will I be notified if the offer is extended or if you decide to include a subsequent offering period?

   If we decide to extend the offer, we will inform ChaseMellon Stockholder Services, L.L.P., the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. In addition, if we decide to include a subsequent offering period, we will inform ChaseMellon Stockholder Services, L.L.P. of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time on the next business day after the expiration date of the initial offering period. See "The Offer--Section 14--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment."

What are the most significant conditions to the offer?

   We are not obligated to purchase any shares in the offer unless the number of shares validly tendered and not withdrawn, when added to the shares then owned by Norton and PPLC, if any, represents at least a majority of the shares of Chemfab outstanding on a fully-diluted basis. This minimum number of shares represents approximately 60.69% of the presently outstanding shares. In addition, our obligation to purchase shares that are validly tendered is conditioned upon the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988 having expired or been terminated and upon having received the required approvals under the New Hampshire Takeover Disclosure Law and applicable laws of Ireland and Germany regulating competition, antitrust, investment or exchange controls. Other conditions to the offer are described in "The Offer--Section 15--Certain Conditions of the Offer."

How do I tender my shares?

   If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed letter of transmittal, to ChaseMellon Stockholder Services, L.L.P., the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. You should contact your broker or bank and instruct that your shares be tendered. If you are unable to deliver the required documents to the depositary by the expiration of the offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three-day period. See "The Offer--Section 3--Procedures for Tendering Shares."

How do I withdraw previously tendered shares?

   To withdraw your shares after you have tendered them, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to ChaseMellon Stockholder Services, L.L.P. while you still have the right to withdraw the shares. See "The Offer--Section 4-- Withdrawal Rights."

Until what time can I withdraw previously tendered shares?

   You can withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by September 30, 2000, you can withdraw them at any time after that date until we accept shares for payment. See "The Offer--Section 4--Withdrawal Rights." This right to withdraw will not apply to any subsequent offering period discussed in "The Offer--Section 1-- Terms of the Offer; Expiration Date," if any, except if such shares are not immediately accepted for payment.

Is there an agreement governing the offer?

   Yes. Norton, PPLC and Chemfab have entered into a merger agreement dated as of July 25, 2000. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of PPLC into Chemfab following the offer. See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements."

What does the board of directors of Chemfab think of the offer?

   The board of directors of Chemfab has unanimously (i) determined that each of the merger agreement, the offer and the merger, is advisable and fair to, and in the best interests of Chemfab and its stockholders, (ii) approved the merger agreement, and the transactions contemplated by the merger agreement, including the offer and the merger and (iii) resolved to recommend that the stockholders of Chemfab accept the offer and tender their shares pursuant to the offer, and approve and adopt the merger agreement and the merger. See "The Offer--Section 10--Background of the Offer; Past Contracts, Transactions or Negotiations with the Company" and "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements."

Have any stockholders previously agreed to tender their shares?

   Yes. Each of Chemfab's directors and certain of its officers, including Dr. John W. Verbicky, President and Chief Executive Officer of Chemfab, have entered into a voting agreement with PPLC pursuant to which, among other things, those directors and officers have agreed to tender their shares in the offer. These directors and officers collectively own or have control over 503,988 shares, representing approximately 6.8% of the currently outstanding shares. See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements."

If a majority of the shares are tendered and accepted for payment, will Chemfab continue as a public company?

   No. Following the purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, Chemfab will be privately owned. If we purchase all the tendered shares in the offer, there may be so few remaining stockholders and publicly held shares prior to the merger, that Chemfab's common stock will no longer be eligible to trade on a securities exchange, there may not be a public trading market for Chemfab's stock, and Chemfab may cease making filings with the U.S. Securities and Exchange Commission or otherwise cease being required to comply with the rules of the U.S. Securities and Exchange Commission relating to publicly held companies. See "The Offer--Section 12--Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act."

Will the offer be followed by a merger if all Chemfab shares are not tendered in the offer?

   Yes. If we accept for payment and pay for at least a majority of the outstanding shares of Chemfab on a fully diluted basis, PPLC will be merged into Chemfab. If that merger takes place, Norton will indirectly own all of the shares of Chemfab and all remaining stockholders (other than PPLC, Chemfab and stockholders properly exercising dissenters' rights) will receive $18.25 per share (or any other higher price per share that is paid in the offer) in cash. With Chemfab's prior consent, we may attempt to effect the merger even if we own less than a majority of the shares of Chemfab, but in such event the merger is not certain to occur. See "The Offer--Section 11--Purpose of the Offer, Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements."

If I decide not to tender, how will the offer affect my shares?

   If the merger described above does not take place, the number of stockholders and shares of Chemfab that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for Chemfab's common stock. Also, as described above, Chemfab may cease making filings with the U.S. Securities and Exchange Commission or otherwise being required to comply with the rules of the U.S. Securities and Exchange Commission relating to publicly held companies. If the merger described above takes place, stockholders (other than those properly exercising dissenters' rights) not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid later and will have dissenters' rights if you do not tender your shares into the offer. "The Offer--Section 12--Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under Exchange Act."

What is the market value of my shares as of a recent date?

   On July 25, 2000, the last full trading day before we announced the offer and the possible subsequent merger, the closing price of Chemfab's common stock reported on the New York Stock Exchange was $10 3/4 per share. On August 1, 2000, the last full trading day before the date of this offer to purchase, the closing price of a share of Chemfab's common stock was $18 1/16. We advise you to obtain a recent quotation for shares of Chemfab's common stock in deciding whether to tender your shares. See "The Offer--Section 6--Price Range of Shares; Dividends."

Who can I talk to if I have questions about the offer?

   You can call McFarland Dewey Securities Co., L.P. at (888) 916-7400 (toll free) or Georgeson Shareholder Communications Inc. at (800) 223-2064 (toll free). McFarland Dewey Securities Co., L.P. is acting as the dealer manager for our offer and Georgeson Shareholder Communications Inc. is acting as the information agent. See the back of this offer to purchase.

                                  INTRODUCTION

To the Holders of Common Stock of Chemfab:

   PPLC Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Norton Company, a Massachusetts corporation ("Parent"), which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain, a French corporation ("Saint-Gobain"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Shares"), of Chemfab Corporation, a Delaware corporation (the "Company"), at $18.25 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, constitute the "Offer").

   If your shares are registered in your name, you will not be obligated to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See "The Offer--Section 3--Procedures for Tendering Shares." Purchaser will pay all charges and expenses of McFarland Dewey Securities Co., L.P. ("McFarland Dewey" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent") incurred in connection with the Offer and the Merger (as defined below). See "The Offer--Section 17--Fees and Expenses."

   We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of July 25, 2000 (the "Merger Agreement") among the Company, Parent and Purchaser, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, after the consummation of the Offer, and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Purchaser will merge with and into the Company (the "Merger"), and the Company will continue as the surviving corporation as an indirect wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Dissenting Shares (as hereinafter defined) and Shares held by the Company, Parent, Purchaser or any of their subsidiaries) will be converted into and represent the right to receive $18.25 in cash or any higher price paid per Share in the Offer, without interest (the "Merger Consideration"). See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements."

   The Board of Directors of the Company has unanimously (i) determined that each of the Offer, the Merger and the Merger Agreement is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

   Tanner & Co., Inc. ("Tanner"), financial advisor to the Company, has delivered to the Board of Directors of the Company its written opinion to the effect that, as of July 25, 2000, and based upon and subject to the matters set forth therein, the $18.25 per Share in cash to be received by the holders of the Shares in the Offer and the Merger is fair to those holders from a financial point of view. The full text of the written opinion of Tanner containing the assumptions made, the matters considered and the scope of the review undertaken in rendering that opinion, as well as the limitations of that opinion, is included in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders together with this Offer to Purchase. Stockholders are urged to read the full text of that opinion in conjunction with this Offer.

   We are not required to purchase any Shares unless (i) at least a majority of the outstanding Shares on a fully-diluted basis are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and
(ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has expired or been terminated, any required approvals under any applicable laws of Ireland and Germany regulating competition, antitrust, investment or exchange controls (collectively with the HSR Act, the "Antitrust Laws") have been received, any required approvals under Chapter 421-A of the New Hampshire Annotated Statutes, Title XXXVIII Securities (the "New Hampshire Takeover Disclosure Law") have been received and the period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") under Section 721(a) of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio") has expired and CFIUS has not determined to investigate the transactions contemplated by the Merger Agreement or, if CFIUS has so determined, such investigation has been completed and the President has determined not to take any action under Exon-Florio with respect to such transactions (collectively with the other conditions referred to in this clause (ii) (the "Regulatory Condition"). For a discussion of other terms and conditions to the Offer, see "The Offer--Section 1--Terms of the Offer; Expiration Date," "The Offer --Section 12--Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act" and "The Offer--Section 15--Certain Conditions of the Offer." We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and, in certain cases, the prior written consent of the Company), to waive any conditions to the Offer or make any changes to the terms and conditions of the Offer prior to the expiration date of the Offer. We presently have no intention of exercising that right.

   According to the Company, as of July 25, 2000, there were 7,463,357 Shares outstanding and there were 1,596,085 Shares reserved for issuance upon the exercise of outstanding stock options. Based on such information, there were approximately 9,059,442 Shares outstanding on a fully-diluted basis and the Minimum Condition would be satisfied if approximately 4,529,722 Shares are validly tendered pursuant to the Offer and not withdrawn.

   Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to effect the Merger without a vote of the Company's stockholders. If Purchaser does not acquire at least 90% of the Shares, it will have to seek approval of the Merger Agreement and the Merger by the Company's stockholders. Approval of the Merger Agreement and the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition, the Regulatory Condition and the other conditions to the Offer are satisfied and the Offer is completed, Purchaser will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by the Company's stockholders. See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements."

   Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, each director and certain officers of the Company have entered into a Voting Agreement with Purchaser, dated as of July 25, 2000 (the "Voting Agreement"), pursuant to which, among other things, each such director and officer has agreed to tender his respective Shares in the Offer. For a description of the Voting Agreement. See "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements."

   This Offer to Purchase and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

                                   THE OFFER

   1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer, (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in this Offer to Purchase on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, August 29, 2000, unless Purchaser extends the period of time for which the Offer is open, in which case the term "Expiration Date" shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

   Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) if the Minimum Condition, the Regulatory Condition and certain other conditions set forth in "The Offer--Section 15--Certain Conditions of the Offer" (collectively, the "Offer Conditions"), are not satisfied. Subject to the provisions of the Merger Agreement, Purchaser expressly reserves the right to waive or amend, in whole or in part at any time or from time to time in each case prior to the Expiration Date, any such condition; provided that, unless previously approved by the Company, Purchaser may not (i) waive or amend the Minimum Condition, the Regulatory Condition or the conditions that there be no
(A) law or regulation that makes consummation of the Offer illegal or otherwise prohibited, (B) judgment, injunction, order or decree enjoining Purchaser from accepting for payment and paying for the Shares, or (C) pending proceedings or investigations by a governmental authority that seek among other things, to challenge, limit or prohibit the Offer or the Merger or the operation of the businesses of Parent and its subsidiaries following the Merger, (ii) decrease the Offer Price or the number of Shares to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions or (v) waive or make any amendment to a condition that is materially adverse to the stockholders of the Company.

   Purchaser may, without the consent of the Company, (i) extend (and re-extend) the Offer on one or more occasions for such period, ending not later than October 31, 2000, as may be determined by Purchaser in its sole discretion (each such extension period not to exceed ten business days), if at the then-scheduled expiration date of the Offer any of the Offer Conditions are not satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer,
(iii) extend the Offer once for a period of not more than ten business days, if at the then-scheduled expiration date of the Offer, the Offer Conditions are satisfied (including the Minimum Condition), but less than 90% of the outstanding Shares on a fully-diluted basis have been validly tendered and not properly withdrawn and (iv) extend the Offer once for a period of not more than twenty business days, if at the then-scheduled expiration date of the Offer, the Offer Conditions, other than the Minimum Condition, have been satisfied or waived.

   The Company may require Purchaser to extend the Offer under certain circumstances, including (i) for one or more periods of ten business days or less (but in no event later than October 31, 2000) if at the then-scheduled expiration date of the Offer, all the Offer Conditions have been satisfied or waived other than the Regulatory Condition and (ii) for up to ten calendar days if at the then-scheduled expiration date of the Offer, all the Offer Conditions have been satisfied or waived other than the Minimum Condition. See "The Offer --Section 15--Certain Conditions of the Offer."

   Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period"), subject to the conditions set forth in Rule 14d-11 of the Exchange Act. A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time from three business days to up to twenty business days (but pursuant to the Merger Agreement not to exceed fifteen business days without the Company's consent) following the expiration of the Offer, in which stockholders may tender (but not withdraw) Shares not tendered during the Offer. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offer. Purchaser will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offer and such Shares will be immediately accepted and promptly paid for. If Purchaser decides to provide for a Subsequent Offering Period, and such period is for a period of time which is less than fifteen business days, the Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of fifteen business days. Each of the Offer Conditions must either be satisfied or waived prior to the commencement of any Subsequent Offering Period.

   Rule 14d-7 of the Exchange Act provides that no withdrawal rights apply to Shares tendered during a Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

   Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement of such event. An announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, as required by Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by issuing a press release or other public announcement.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders. However, a minimum of ten business days from the date of such change may be required to allow for adequate dissemination and investor response if a change relates to the price to be paid or, subject to certain limitations, a change in the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee. Accordingly, if, prior to the Expiration Date, Purchaser, with the consent of the Company, decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, Purchaser will extend the Offer until at least the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   2. Acceptance for Payment and Payment. Upon the terms of the Offer and subject to the Offer Conditions, Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn, as promptly as practicable after the Expiration Date. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law and the provisions of the Merger Agreement, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer--Section 4--Withdrawal Rights."

   For purposes of the Offer, Purchaser shall be deemed to have accepted for payment (and thereby purchased) Shares when validly tendered and not withdrawn, as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such tendered Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or of a confirmation of a book-entry transfer ("Book-Entry Confirmation") of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer--Section 3--Procedures for Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and any other documents required under the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see "The Offer--
Section 3 --Procedures for Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   If Purchaser increases the Offer Price to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

   If any tendered Shares are not purchased pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account at the Book-Entry Transfer Facility from which such Shares were tendered), without expense to the tendering stockholder or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer.

   3. Procedures for Tendering Shares.

   Valid Tender of Shares. Except as set forth below, in order for you to properly tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or (b) you must comply with the guaranteed delivery procedures set forth below.

   The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended.

   The tender of Shares pursuant to any one of the procedures described below will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 and (iii) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of any Subsequent Offering Period, or the tendering Shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. Except as otherwise provided in the previous sentence, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (such as bank, savings and loan association or brokerage house) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (each an "Eligible Institution"). See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or the expiration of any Subsequent Offering Period, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

     (i) such tender is made by or through an Eligible Institution,

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date or the expiration of any Subsequent Offering Period, and

     (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. (the "NYSE") trading days after the date of the execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

   Taxation. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder is a non-resident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status instead prior to receipt of any payment.

   Proxy. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints Purchaser's designees as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 25,
2000). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective). Purchaser's designees will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

   4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. After the Expiration Date, tenders are irrevocable, except that they may be withdrawn after September 30, 2000, unless accepted for payment by Purchaser before then as provided in this Offer to Purchase and except as provided below with respect to a Subsequent Offering Period. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

   To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (except in the case of Shares tendered by an Eligible Institution) with signatures guaranteed by an

Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described above in "The Offer--Section 3--Procedures for Tendering Shares" at any time prior to the Expiration Date.

   If Purchaser provides a Subsequent Offering Period, stockholders may not withdraw Shares tendered in such Subsequent Offering Period or Shares tendered in the Offer and accepted for payment.

   All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

   5. Certain Tax Considerations. The summary of federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation.

   All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and changes in such tax laws.

   Sales of Shares by stockholders of the Company pursuant to the Offer will be taxable transactions for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code") (and may also be taxable transactions under applicable state, local and foreign income tax laws). In general, a stockholder will recognize gain or loss equal to the difference between the tax basis of his or her Shares and the amount of cash received in exchange therefor. For federal income tax purposes, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the stockholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares.

   A stockholder who tenders Shares may be subject to backup withholding unless the stockholder provides its taxpayer identification number and certifies that such number is correct or unless an exemption applies. See "The Offer--Section 3--Procedures for Tendering Shares."

   The federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including the effects of applicable state, local or other tax laws.

   6. Price Range of Shares; Dividends. The Shares are listed and traded on the New York Stock Exchange under the symbol "CFA." The following table indicates the high and low closing prices per Share as reported on the NYSE Composite Tape for the periods indicated below and the cash dividends paid per Share, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, as amended, (the "Company 10-K") with respect to the fiscal years ended June 30, 1998 and June 30, 1999, and thereafter as reported in each of the Company's Quarterly Reports on Form 10-Q for the quarters ended

September 30, 1999, December 31, 1999, and March 26, 2000, respectively, each as amended (the "Company 10-Qs") and in published financial sources:

                                                             High     Low
                                                             ----     ----
Fiscal year ended June 30, 1999
  First Quarter............................................. $ 22     $16 7/16
  Second Quarter............................................ $22 3/4  $18 1/4
  Third Quarter............................................. $21 3/8  $16 1/4
  Fourth Quarter............................................ $20 3/4  $ 16
Fiscal year ended June 30, 2000
  First Quarter............................................. $18 1/8  $16 1/16
  Second Quarter............................................ $17 9/16 $14 13/16
  Third Quarter............................................. $18 1/8  $12 7/8
  Fourth Quarter............................................ $15 3/4  $ 9 1/2
Current fiscal year
  First Quarter (through August 1, 2000)                     $18 1/8  $10 1/8

   The Company did not pay dividends during the periods listed in the table above.

   On July 25, 2000 the last full day of trading prior to the public announcement of the transactions contemplated by the Merger Agreement, the reported closing price per Share on the NYSE Composite Tape was $10 3/4. On August 1, 2000 the last full day of trading prior to the commencement of the Offer, the reported closing price per Share on the NYSE Composite Tape was $18 1/16.

Stockholders are urged to obtain current market quotations for the shares.

   7. Certain Information Concerning the Company. The Company is a Delaware corporation with its principal executive offices located at 701 Daniel Webster Highway, P. O. Box 1137, Merrimack, NH 03054. The telephone number of the Company's executive offices is (603) 424-9000.

   According to the Company 10-K, the Company is an international manufacturer and marketer of engineered products based on its expertise and technology in flexible polymeric composite materials. Relative to alternative materials, the Company's polymer-based composite materials exhibit a range and combination of performance properties, including superior thermal, chemical, electrical and surface release properties, retention of flexibility-in-use, mechanical strength, and other performance properties tailored to the requirements of particular applications. The majority of the Company's composite materials are made by encapsulating woven glass fiber within a fluoropolymer resin matrix. The Company also produces and sells specialty fluoropolymer films, silicone elastomers and silicone-based products. Worldwide end-use applications for the Company's products are architectural, aerospace, communications, electrical, environmental, food processing, laboratory test, packaging, protective systems, consumer bakeware applications, other industrial businesses, medical electronics, personal care, healthcare and specialty apparel businesses.

   The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company 10-Qs. More comprehensive financial information is included in such Company 10-K and Company 10-Qs and the other documents filed by the Company with the SEC, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                                CHEMFAB COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                 Nine Months Ended
                                    (unaudited)            Year Ended
                                ------------------- --------------------------
                                                                        June
                                March 26, March 28, June 30,  June 30,   30,
                                  2000      1999      1999      1998    1997
                                --------- --------- --------  -------- -------
                                    (In thousands, except per Share data)
Consolidated Statements of
 Income
Net sales.....................   $91,089   $97,581  $126,480  $104,460 $90,783
Cost of sales.................    59,255    65,958    84,708    68,580  59,839
                                 -------   -------  --------  -------- -------
  Gross profit................    31,834     3,162    41,772    35,880  30,944
                                 -------   -------  --------  -------- -------
Selling, general and
 administrative expenses......    17,947    16,653    21,295    16,995  15,539
Research and development
 expenses.....................     2,934     2,930     3,568     3,005   2,498
Special charge................       --        --      3,986       --      --
Interest (income) expense,
 net..........................       836       231       267       359    (180)
Other (income) expense........       198       (82)      (55)       42    (213)
                                 -------   -------  --------  -------- -------
  Income before income taxes..     9,919    11,891    12,711    16,197  13,300
Provision for income taxes....     2,976     3,755     3,775     5,265   4,194
                                 -------   -------  --------  -------- -------
  Net income..................   $ 6,943   $ 8,136  $  8,936  $ 10,932 $ 9,106
                                 =======   =======  ========  ======== =======
Net income per share
  Basic.......................   $  0.91   $  1.04  $   1.14  $   1.38 $  1.13
  Diluted.....................   $  0.90   $  1.01  $   1.11  $   1.33 $  1.10
Weighted average common shares
 outstanding
  Basic.......................     7,604     7,822     7,806     7,898   8,041
  Diluted.....................     7,736     8,069     8,038     8,213   8,278

                                                   March 26,   June
                                                     2000       30,   June 30,
                                                  (unaudited)  1999     1998
                                                  ----------- ------- --------
                                                         (In thousands)
Consolidated Balance Sheet Data
Working capital..................................    27,972    27,555  37,290
Total assets.....................................   147,472   106,368  89,104
Long-term debt, net of current portion...........    24,000       --      --
Deferred income taxes and other long-term
 liabilities.....................................     3,250     2,051   1,752
Shareholders' equity.............................    78,808    76,856  72,354

   Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained herein has been furnished by the Company or has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although none of Purchaser, Parent or Saint-Gobain has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, none of Purchaser, Parent, Saint-Gobain or the Dealer Manager takes any responsibility for the accuracy, validity or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser, Parent, Saint-Gobain or the Dealer Manager.

   The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the SEC in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Such material may also be obtained from the SEC's web site at http://www.sec.gov. Copies of such material should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Certain Projected Financial Data of the Company

   In the course of the discussions between representatives of Parent and the Company (see "The Offer --Section 10--Background of the Offer; Past Contacts; Transactions or Negotiations with the Company"), the Company furnished certain projections of future operating performance to Parent's representatives in May, 2000 (the "May Projections"). The May Projections were revised from projections for the same periods that were furnished to Parent's representatives in March and April. The Company has advised Parent that the May Projections (prior to being updated in June, 2000) assume an annual growth in sales of the Company's Architectural Products, Fabricated Systems, Industrial Products and Elastomers (excluding Bivona, Inc. ("Bivona"), which was acquired by the Company in December, 1999) of -3.7%, 10.6%, 8.8%, and 33%, respectively. The May Projections assume that Bivona sales will grow at 16% per year. The Company has also advised Parent that the May Projections assume new that products, which account for sales of $3.6 million in fiscal year 2000, will grow to $23.7 million by fiscal year 2002 and that future acquisitions will add approximately $28.9 million in sales over the period from fiscal year 2000 to fiscal year 2002. No assurances can be given with respect to any of the foregoing assumptions.

                              CHEMFAB CORPORATION

                       PROJECTED FINANCIAL PERFORMANCE(1)

                                            For Fiscal Year Ending June 30,
                                            -------------------------------------
                                             2000     2000PF(2)   2001(3) 2002(3)
                                            ------    ---------   ------- -------
Sales...................................... $123.3     $134.2     $148.8  $183.4
Gross Profit............................... $ 43.5     $ 49.1     $ 58.6  $ 74.7
Profit before Taxes........................ $ 13.2     $ 13.8     $ 21.1  $ 31.5
Net Income................................. $  -- (4)  $  -- (4)  $ 14.3  $ 20.5
EBIT....................................... $ 15.0     $ 16.7     $ 23.2  $ 32.9
EBITDA..................................... $ 22.4     $ 24.6     $ 31.0  $ 40.4

--------
(1) All amounts are in millions of US$. The projections were compiled as of May 24, 2000. The projections for fiscal year 2000 and pro forma fiscal year 2000 were updated in June, 2000.
(2) Fiscal year 2000 pro forma figures include the acquisition of Bivona as if completed on July 1, 1999.
(3) Excludes sales from proposed acquisitions of $12.4 and $16.5 in fiscal year 2001 and fiscal year 2002, respectively.
(4) Not furnished.

   The Company does not, in the ordinary course, publicly disclose projections. The Company's projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. The projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. Neither the Company's nor Parent's independent accountants have examined or compiled any of the projections or expressed any conclusion or provided any other form of assurance with respect to these projections. Accordingly, none of Parent, Purchaser, Saint-Gobain, the Company, any of their financial advisors or the Dealer Manager assumes any responsibility for the accuracy or validity of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant risks, uncertainties and contingencies, many of which are beyond the control of the Company. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE PROJECTIONS WILL BE REALIZED AND THE ACTUAL RESULTS FOR THE FISCAL YEARS ENDING JUNE 30, 2000 TO 2002 MAY VARY MATERIALLY FROM THOSE SHOWN ABOVE. For a more complete discussion of risk factors, please refer to the "Risk Factors" section of the Company 10-
K. None of the Company, Parent, Purchaser or Saint-Gobain intends to update, revise or correct such projections if they become inaccurate. CERTAIN MATTERS DISCUSSED HEREIN, INCLUDING, BUT NOT LIMITED TO THE PROJECTIONS, CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION SET FORTH ABOVE UNDER "CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY". All projections and forward-looking statements are expressly qualified in their entirety by the cautionary statements contained in the "Risk Factors" section in the Company 10-K.

   THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION EITHER BY SAINT-GOBAIN, PARENT, PURCHASER OR THE COMPANY OR ANY OTHER PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL INFORMATION OF THE COMPANY INCLUDED ABOVE. NONE OF SAINT-GOBAIN, PARENT, PURCHASER, THE COMPANY, OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

   8. Certain Information Concerning Purchaser, Parent and Saint-
Gobain. Purchaser is a newly incorporated Delaware corporation and an indirect wholly owned subsidiary of Parent organized to acquire the Company. The principal executive offices of Purchaser are located at 150 Dey Road, Wayne, New Jersey 07460. Purchaser has not conducted any business other than in connection with the Offer and the Merger since its incorporation on July 20, 2000. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer or the Merger.

   Parent is a Massachusetts corporation and an indirect wholly owned subsidiary of Saint-Gobain, with principal executive offices located at One New Bond Street, Worcester, Massachusetts 01615-0008. The principal business of Parent is the manufacture of abrasives and the production of technologically advanced ceramics, plastics and chemical process products. The Parent's performance plastics business unit processes high performance plastics and elastomers into flexible foams, bearings, tubing and fluid handling systems, films, sealants and pressure sensitive tapes.

   Saint-Gobain, a French corporation, is a publicly owned holding company whose shares are listed for trading on the monthly settlement market of the Paris Stock Exchange and on the principal European stock exchanges. Its principal executive office is located at Les Miroirs, 18 avenue d'Alsace, 92400 Courbevoie, France (Postal Address: Les Miroirs, 92096 Paris La Defense Cedex). Saint-Gobain has worldwide interests in businesses involving the manufacture of flat glass, insulation and reinforcements, pipe, glass containers, industrial ceramics and abrasives and the manufacture and distribution of building materials.

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser, Parent and Saint-Gobain are set forth in
Schedule I hereto and incorporated herein by reference.

   None of Saint-Gobain, Parent or Purchaser is subject to the informational requirements of the Exchange Act and in accordance therewith does not file periodic reports, proxy statements or other information with the SEC relating to its business, financial condition or other matters.

   Because the only consideration in the Offer and Merger is cash, and in view of the relatively small amount of consideration payable in relation to the financial capability of Saint-Gobain and its affiliates, Purchaser believes the financial condition of Saint-Gobain, Parent, Purchaser and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

   Comprehensive financial information relating to Saint-Gobain is included in Saint-Gobain's Annual Report for the year ended 1999 (the "Annual Report"). The Annual Report may be obtained from Saint-Gobain at the address listed above.

   Except as described in this Offer to Purchase, (i) none of Parent, Purchaser, Saint-Gobain or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Parent, Purchaser, Saint-Gobain or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser, Saint-Gobain or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as described in this Offer to Purchase, none of Parent, Purchaser, Saint-Gobain or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, guarantees against loss, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent, Purchaser, Saint-Gobain or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, Purchaser, Saint-Gobain or any of their subsidiaries or, to the best knowledge of Parent, Purchaser and Saint-Gobain, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   Parent, either directly or through its subsidiaries or affiliates, from time to time sells to and purchases from the Company and its subsidiaries and affiliates certain products. For fiscal years 1999 and 2000, the aggregate value of such sales and purchases were less than one percent of the Company's consolidated revenues for the fiscal year in which such sales or purchases occurred.

   9. Source and Amount of Funds. The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $178 million. Purchaser will fund such amount through funds received from Parent. Parent will obtain such funds from Saint-Gobain and Saint-Gobain's affiliates. Saint-Gobain will obtain such funds from internally generated funds or existing resources.

   10. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company.

   During the third calendar quarter of 1999, the Company was approached by a third party regarding that third party's interest in engaging in a possible business combination with the Company. The third party did not specify any particular terms or structure of any potential business combination, however. In connection with evaluating this unsolicited indication of interest, in December 1999, the Board of Directors of the Company engaged Tanner to act as its financial advisor to evaluate all strategic alternatives available to the Company, including engaging in further discussions with that third party. The Board of Directors of the Company determined to pursue these discussions with such third party and authorized Tanner to act on the Company's behalf for purposes of further exploring this indication of interest. Tanner and the financial advisor to the third party met to discuss a possible business combination transaction and management of the Company made a presentation to the third party. Following this presentation, the third party informed the Company that it was not in a position to move forward with any transaction. Neither the Company nor Tanner ever received a formal bid regarding any transaction from this third party.

   Following these discussions, after exploring with Tanner all of the alternatives available to the Company, including remaining as an independent company, divesting non-core businesses, undertaking significant joint ventures or acquisitions or selling the Company, the Board of Directors of the Company determined that a potential sale of the Company was the alternative that would most likely allow the Company to satisfy the objectives of increasing shareholder value and providing liquidity to all of the Company's stockholders.

   Following the Board of Directors of the Company's decision to explore a potential sale of the Company, Tanner recommended (and the Board adopted) a multi-step process in order to solicit potential bids. The first step would be a broad marketing effort designed to attract as wide and competitive a field of interested parties as possible. The second step would be to seek more specific proposals from a smaller group of interested parties. As the third step, the Company would enter into exclusive negotiations concerning a definitive agreement with the party whose bid would be most likely to provide the best value for the Company's stockholders.

   As part of this process, Tanner contacted, on the Company's behalf, over fifteen parties, including strategic and financial buyers, regarding a possible acquisition of the Company. The Company, with Tanner's assistance, also prepared a confidential information memorandum for distribution to those potential buyers who had indicated interest in a possible transaction and who agreed to execute a confidentiality agreement with the Company. Of the parties contacted by Tanner, approximately nine expressed interest in reviewing the confidential information memorandum. Of those parties, those who expressed further interest in exploring a possible acquisition of the Company conducted due diligence of the Company and its operations. One of those parties who received the confidential information memorandum and conducted due diligence was Parent.

   Hearing about the Company's sale process from Lazard Freres & Co. LLC, who were contacted by Tanner on behalf of the Company, representatives of Parent contacted Tanner. On February 2, 2000 and March 14, 2000, a subsidiary of Parent entered into two separate confidentiality agreements (the "Confidentiality Agreements") with Tanner regarding certain information to be disclosed about the Company. Based upon the information contained in the Confidential Offering Memorandum, on April 5, 2000 Parent and its affiliates submitted a preliminary indication of interest regarding an acquisition of the Company, which contemplated an offer price in the range of $18 to $24 per Share in cash.

   On May 8, 2000, Company management and Tanner met with representatives of Parent in New York City to provide a management presentation in connection with the potential sale of the Company. On May 8, 2000 and May 9, 2000, representatives of Parent and Davis Polk & Wardwell ("Davis Polk"), counsel to Parent, conducted due diligence at a data room established by the Company in New York City. Following this initial due diligence and until the execution of the Merger Agreement, Parent and its advisors conducted ongoing due diligence with respect to the Company and were in contact with the Company and its advisors in relation thereto.

   On May 25, 2000, Messrs. Philipe Crouzet, Robert Ayotte, Gerard Walsh, Kenneth Sidman and Steven Parker, all representatives of Parent or its affiliates, Mr. Moosa Moosa, vice president of mergers and acquisitions at the Company, and Mr. Michael Stanfield of Tanner visited the Company's Merrimack, New Hampshire and North Bennington, Vermont plants. On May 31, 2000, Messrs. Ayotte and Joseph Grewe and Ms. Joanne Moon, all representatives of Parent or its affiliates, visited the Company's Gary, Indiana plant, at which Messrs. Moosa and Stanfield were present.

   On June 6, 2000, Messrs. Ayotte, Walsh, Parker and Sidman visited the Company's Kilrush, Ireland plant with Messrs. Moosa and Stanfield.

   On June 9, 2000, Parent received from Tanner a letter regarding the procedures and timing for the submission of the next round of bids to acquire the Company, together with a draft agreement and plan of merger.

   On June 30, 2000, in response to the June 9 letter, Parent submitted a proposal to acquire the Company for a price per share of $17.50 in cash, together with a proposed mark-up of the draft merger agreement. Parent advised the Company that the price per share contained in its proposal was at the bottom-end of the range originally proposed by Parent on April 5, 2000, as a result of revised earnings projections prepared by the Company and delivered to Parent subsequent to the April 5th proposal. Parent's June 30, proposal was subject to various conditions, including additional environmental due diligence, receipt by Parent of previously requested due diligence items, the unanimous recommendation by the Company's board of directors, receipt of all U.S. and foreign antitrust approvals, clearance under Exon-Florio and execution of a mutually acceptable definitive agreement. In addition, Parent indicated to the Company that it would proceed with the acquisition of the Company only if the Company's directors and certain of its executive officers executed an agreement pursuant to which, among other things, such persons would agree to tender their Shares into the Offer and, in their capacities as stockholders, vote in favor of the Merger. Parent's proposal was open until 5:00 p.m., New York time, July 7, 2000, unless prior to such time, the Company entered into exclusive negotiations with Parent and its affiliates.

   On July 5, 2000, the Company's Board of Directors met to consider the proposal submitted by Parent and its affiliates. At the meeting, Mr. Verbicky and representatives of Tanner reviewed for the Board their discussions with Parent and the terms of the proposal. The Board also requested that the Company's legal advisors, Bingham Dana LLP, review the proposed mark-up of the draft merger agreement submitted by Parent and the Board's legal responsibilities in considering the proposal. The Board was also presented information by Tanner evaluating the proposal and reviewing the trading performance of the Company's stock and its prospects for the future. Tanner also reviewed with the Board the results of the multi-step process which had resulted in Parent's bid. The Board of Directors authorized Tanner to continue discussions with Saint-Gobain to see whether a higher price could be obtained.

   On July 6, 2000, representatives of Tanner telephoned representatives of Parent to advise them of the reaction of the Company's Board of Directors to Parent's proposal. Tanner informed such representatives that the Board of Directors was interested in pursuing the transaction, and agreed that it would be prepared to recommend such transaction to its stockholders if Parent and its affiliates would offer a higher price per Share.

   During the period from July 5, 2000 to July 7, 2000, representatives of Tanner and Parent spoke several times regarding the proposal. On July 7, 2000, representatives of Parent indicated their willingness to offer $18.00 per Share and Tanner, on behalf of the Company, informed Parent that, based on Parent's proposal and the discussions that had taken place up to that date, the Company was willing to proceed further toward negotiations regarding price and execution of a definitive agreement and plan of merger. From July 7, 2000 to July 14, 2000 representatives of Parent and the Company continued to negotiate the terms of the transaction.

   On July 14, 2000, counsel to the Company distributed a revised draft of the Merger Agreement. On July 18, 2000, counsel to the Company distributed draft disclosure schedules.

   During the period from July 14, 2000, through July 24, 2000, representatives of Parent and the Company continued to negotiate and revise the draft agreement and plan of merger and the terms of the transaction. The principal issues discussed among the parties during these negotiations included the purchase price, the nature and extent of the Company's representations and warranties , the conditions to the Offer, the parties' respective rights to terminate the agreement, the amount of the termination payment that would be required of the Company and the circumstances under which such termination payment would become payable, and Parent's commitments with respect to the Company's benefit plans for Company employees. In the course of these negotiations, in response to the Company's requests to increase the offer price, the Parent and its affiliates increased the offer price to $18.25 per Share. During this negotiation period, representatives of Parent also conducted additional environmental due diligence on seven of the Companies properties.

   On July 25, 2000, at a regularly scheduled meeting of the Company's Board of Directors, the board of directors unanimously (i) determined that each of the merger agreement, the offer and the merger, is advisable and fair to, and in the best interests of the Company and its stockholders, (ii) approved the merger agreement, and the transactions contemplated by the merger agreement, including the offer and the merger and (iii) resolved to recommend that the stockholders of the Company accept the offer and tender their shares pursuant to the offer, and approve and adopt the merger agreement and the merger. Later that day, Parent, Purchaser and the Company executed the Merger Agreement.

   On July 25, 2000, Parent and the Company issued a joint press release in the United States announcing the signing of the Merger Agreement. On July 26, 2000, Saint-Gobain issued a press release in Europe announcing the signing of the Merger Agreement.

   11. Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements.

   Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, the outstanding Shares not owned by Purchaser, Parent or their respective subsidiaries would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer, without interest.

   Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company or any right to participate in its earnings and future growth. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

   Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset value and earning capacity.

   If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Purchaser of a written withdrawal of his demand for appraisal and acceptance of the Merger.

   The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

   Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

   Stockholder Approval. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the affirmative vote of holders of at least a majority of the Company's outstanding Shares (including any Shares owned by Purchaser). If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition was satisfied and Purchaser was to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger at the next stockholders meeting, without the vote of any other stockholder of the Company. If, however, Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, Purchaser will have the votes necessary under the DGCL to approve the Merger without a stockholders meeting and without prior notice to, or the vote of, or any action by, any other stockholders of the Company. Therefore, if at least approximately 4,529,722 Shares are acquired pursuant to the Offer or otherwise, Purchaser will be able to, and intends to, effect the Merger without a stockholders meeting.

   "Going Private" Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 is not applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction, be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

   Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted.

   If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Company's Board of Directors in proportion to Purchaser's ownership of Shares following such purchase. See this Section 11 under "The Merger Agreement--Directors." Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations. Following the Merger, the directors of Purchaser will be the directors of the Company.

   Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, including steps to integrate the operations of the Company and the operations of Parent as well as the implementation of technical and industrial savings and synergies created by the transaction. In parallel, Parent plans to give consideration to any potential avenues that may be open for further strengthening the Company's marketing and financial position, including through possible alliances, or partnership or joint venture arrangements with third parties.

   Except as described in this Offer to Purchase or the Merger Agreement, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board or management, (iv) any material change in the Company's capitalization or (v) any other material change in the Company's corporate structure or business.

   Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination. In such event, following the consummation of the Merger, there will be no publicly traded Shares outstanding. See "The Offer--Section 12-- Effect of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act."

The Merger Agreement

   The following is a summary of the Merger Agreement, a copy of which is filed as Exhibit A to Purchaser's Tender Offer Statement on Schedule TO under the Exchange Act ("Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in "The Offer--Section 7--Certain Information Concerning the Company." Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

   The Offer. The Merger Agreement provides that the Purchaser will commence the Offer. The obligation of Purchaser to accept for payment Shares validly tendered pursuant to the Offer and not withdrawn is subject to the satisfaction of the Minimum Condition, the Regulatory Condition and certain other conditions that are described below in "The Offer--Section 15--Certain Conditions of the Offer." Purchaser has agreed that it will not without the Company's consent (i) waive or amend the Minimum Condition, the Regulatory Condition or the condition that there be no (a) law or regulation that makes consummation of the Offer illegal or otherwise prohibited, (b) judgment, injunction, order or decree enjoining Purchaser from accepting for payment and paying for the Shares or (c) pending proceedings or investigations by a governmental authority that seek, among other things, to challenge, limit or prohibit the Offer or the Merger or the operation of the businesses of Parent and its subsidiaries following the Merger, (ii) decrease the Offer Price or change the form of the consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Annex I of the Merger Agreement and described below in "The Offer--Section 15--Certain Conditions of the Offer" or (v) waive or amend any condition in a way that would be materially adverse to the stockholders of the Company.

   If all Offer Conditions are not satisfied on the initial expiration date of the Offer, Purchaser may without the consent of the Company, (i) extend (and re-extend) the Offer on one or more occasions for such period, ending not later than October 31, 2000, as may be determined by Purchaser in its sole discretion (each such extension period not to exceed ten business days), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, (iii) extend the Offer once for a period of not more than ten business days, if at the then-scheduled expiration date of the Offer the Offer Conditions are satisfied (including the Minimum Condition), but less than 90% of the outstanding Shares on a fully diluted basis have been validly tendered and not properly withdrawn and (iv) extend the Offer once for a period of not more than twenty business days, if at the then-scheduled expiration date of the Offer the Offer Conditions other than the Minimum Condition have been satisfied or waived.

   The Company may require Purchaser to extend the Offer under certain circumstances, including (i) for one or more periods of ten business days or less (but in no event later than October 31, 2000) if at the then-scheduled expiration date of the Offer all the Offer Conditions have been satisfied or waived other than the Regulatory Condition and (ii) for up to ten calendar days if at the then-scheduled expiration date of the Offer all the Offer Conditions have been satisfied or waived other than the Minimum Condition. See "The Offer --Section 15--Certain Conditions of the Offer."

   Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period"), subject to the conditions set forth in Rule 14d-11 of the Exchange Act. A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time from three business days up to twenty business days following the expiration of the Offer, in which stockholders may tender (but not withdraw) Shares not tendered during the Offer. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offer. Purchaser will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offer and such Shares will be immediately accepted and promptly paid for. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

   Recommendation. The Board of Directors of the Company has unanimously (i) determined that each of the Merger Agreement, the Offer and the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares thereunder to Purchaser and approve and adopt the Merger Agreement and the Merger. The Merger Agreement provides that this approval and recommendation of the Board of Directors of the Company may be withdrawn or modified by the Board in a manner adverse to Parent, but only if:

  . the Company has complied in all respects with the terms of the non-solicitation provisions of the Merger Agreement, including without limitation, the requirement that it notify Parent promptly after its receipt of any proposal for, or a proposal reasonably likely to lead to, an Alternative Transaction (as defined below), it being understood that a de minimis breach by the Company of such non-solicitation provisions shall not be deemed to constitute a breach for purposes of this provision,

  . a Superior Proposal (as defined below) has been made at the time the Company's Board of Directors determines to take any such action,

  . the Company's Board of Directors determines in good faith by a majority vote, after receipt of the advice of its outside legal counsel, that consistent with its fiduciary duties under applicable law, it must take such action and

  . the Company shall have delivered to Parent four business days' prior written notice advising Parent that it intends to take such action.

   For purposes of the Merger Agreement, an "Alternative Transaction" means an acquisition of the Company or any of its subsidiaries or of all or a material portion of the assets or capital stock of the Company or any of its subsidiaries or any merger, reorganization, consolidation, business combination, share exchange, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its subsidiaries or any tender offer or exchange offer for 25% or more of the outstanding Shares or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") in connection therewith. For purposes of the Merger Agreement, "Superior Proposal" means an unsolicited bona fide written proposal for an Alternative Transaction involving 50% or more of the outstanding Shares, with terms which the Board of Directors of the Company determines in its good faith judgment by a majority vote, after receipt of the advice of Tanner & Co., Inc. or another financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Alternative Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable in the aggregate and provide greater value to the Company's stockholders than as provided under the Merger Agreement, if, and only to the extent that,

  . the Company is not in breach of its obligations under the non-solicitation provisions of the Merger Agreement, it being understood that a de minimis breach by the Company of the terms of such non-solicitation provisions shall not be deemed to constitute a breach for purposes of this provision,

  . the Board of Directors of the Company concludes in good faith by majority vote, after receipt of the advice of its outside legal counsel, that the provision of such information or the engaging in such negotiations or discussions is required by the directors' fiduciary duties in accordance with Delaware law,

  . prior to providing any information or data to any person in connection with an Alternative Transaction, the Board of Directors of the Company shall have received from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreements described below under "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements-- The Confidentiality Agreements,"

  . the Company shall have delivered to Parent four business days' prior written notice advising Parent that it intends to take such action, and

  . the Offer shall not have closed.

   Directors. Subject to compliance with applicable law, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares which represents a majority of all outstanding Shares on a fully-diluted basis, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's board (determined after giving effect to the election of any additional directors directors by Parent as provided in the Merger Agreement) and (ii) the percentage (expressed as a decimal) that the aggregate number of Shares beneficially owned by Parent and Purchaser (including Shares accepted for and paid for) bears to the number of Shares then outstanding. In furtherance thereof, the Company shall take all action necessary to cause Purchaser's designees to be appointed to the Company's Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors, subject to compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At such time, the Company will also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each Company subsidiary (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. In the event that Parent's designees are appointed or elected to the Company's Board, until the Effective Time the Company shall use its reasonable best efforts to ensure that such Board will have at least three directors who were directors of the Company on the date of the Merger Agreement, two of whom shall be non-employee directors of the Company and one of whom shall be the current president and chief executive officer of the Company (each a "Continuing Director"). In the event the number of Continuing Directors falls below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Continuing Directors. Until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Company's Board, any amendment of the certificate of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser or any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company.

   The Merger. The Merger Agreement provides that following the purchase of Shares pursuant to the Offer, the approval of the Merger Agreement by the Company's stockholders (if required by the DGCL) and the satisfaction or waiver of the other conditions to the Merger described in this Section 11 under "The Merger Agreement--Conditions to the Merger", Purchaser will be merged into the Company in accordance with the DGCL. The Merger shall become effective at such time as a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time"). As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will be the surviving corporation and an indirect wholly owned subsidiary of Parent, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

   The Merger Agreement provides that, subject to applicable law, the directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case, until their successors shall have been duly elected or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation following the Effective Time. The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law, except that the number of authorized shares of common stock of the Surviving Corporation after the Effective Time shall be 1,000. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

   At the Effective Time, (i) each Share owned by the Company, Parent, Purchaser or any of their subsidiaries shall be cancelled and extinguished, and no payment shall be made with respect thereto, (ii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in
(i) above and other than each Share that, immediately before the Effective Time, was held by any person who has duly exercised the appraisal rights afforded to dissenting stockholders pursuant to Section 262 of the DGCL and who, after the Effective Time, perfects and does not withdraw its right to appraisal (such shares, collectively, "Dissenting Shares"), shall be cancelled and extinguished and automatically converted into the right to receive $18.25 in cash or any higher price per Share that may be paid pursuant to the Offer, without any interest thereon and (iii) each share of common stock, $0.01 par value per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.10 par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. The Surviving Corporation will, thereupon, become an indirect, wholly owned subsidiary of Parent.

   Stock Options. The Merger Agreement provides that at the Effective Time, each outstanding stock option issued by the Company to purchase Shares will become 100% vested and immediately exercisable. Each holder of such an option shall be entitled to receive, in full satisfaction of such option, and Parent shall cause to be mailed to each such holder, promptly following the closing of the transactions contemplated by the Merger Agreement (the "Closing Date"), and, in any event, within five business days thereafter, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time. Such payment shall be reduced by applicable withholding taxes. Prior to the Effective Time, the Company will take all actions (including, if appropriate, amending the terms of any option plan or arrangement) that are necessary to give effect to the transactions contemplated by this paragraph.

   Stockholders Meeting; Proxy Statement. The Merger Agreement provides that the Company will (i) as promptly as practicable after the consummation of the Offer, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, if required, for the purpose of adopting the Merger Agreement and approving the Merger, (ii) promptly prepare and file with the SEC under the Exchange Act a preliminary proxy statement relating to the Merger and the Merger Agreement, (iii) use all reasonable efforts to have such preliminary proxy statement cleared by the SEC and respond promptly to any comments made by the SEC with respect to the preliminary proxy statement, (iv) subject to the Board of Directors' ability to withdraw its recommendation pursuant to the terms of the Merger Agreement in the event the Company receives a Superior Proposal, include in such proxy the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement and (v) to cooperate and consult with Parent with respect to each of the foregoing matters.

   Certain Covenants. The Merger Agreement provides that, from the date of the Merger Agreement until the Closing Date the Company will and will cause each of its subsidiaries to (i) conduct their operations solely in the ordinary course of business, consistent with past practices, (ii) use reasonable commercial efforts to (a) preserve their business and perform and comply in all material respects with the terms of their material contracts, (b) preserve intact and keep available the services of their present employees, (c) keep in effect their current level of insurance coverage and (d) preserve and protect their intellectual property and (iii) take all actions necessary to carry out the terms of the Merger Agreement and the transactions contemplated thereby. In addition, the Company has agreed that, from the date of the Merger Agreement until the Closing Date, it will not, and will not permit any of its subsidiaries to, take certain actions without the consent of Parent, including, among other things and subject to certain exceptions, amending its certificate of incorporation or bylaws, issuing or selling its securities, redeeming or repurchasing its securities, changing its capital structure, making material acquisitions or dispositions, entering into or amending material contracts, incurring or discharging indebtedness or other liabilities, settling material litigation or tax claims, entering in to any extraordinary transactions, increasing compensation or adopting new benefit plans, entering into any agreement with any director or executive officer or changing any accounting practices or principles or cash maintenance policies or procedures.

   No Solicitation. In the Merger Agreement, the Company agrees that it will not, and will not permit any of its officers, directors, employees, agents or other representatives (including financial advisors and attorneys) to, directly or indirectly,

  . solicit, initiate, facilitate or encourage discussions with any person, other than Parent, relating to a possible Alternative Transaction,

  . participate in any discussions or negotiations with, or furnish non-public information relating to the Company or any of its subsidiaries to, or cooperate with respect to any of the foregoing, any person that the Company has reason to believe may be considering making or that has made, a proposal that may reasonably be expected to lead to any Alternative Transaction, or

  . recommend or propose to publicly recommend, the approval or adoption of any Alternative Transaction (other than any Alternative Transaction involving Parent) or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries.

   The Company has agreed to notify Purchaser promptly, but in no event later than 24 hours, after receipt of any inquiries, proposals or offers received from any third party who the Company has reason to believe may be considering making, or has made, a proposal for any Alternative Transaction, any information requested by such third party, or any discussions or negotiations sought to be initiated or continued by such third party indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers. The Company agrees that it will keep Purchaser fully informed, on a current basis (and, in any case, within 24 hours), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to any proposed Alternative Transaction or similar transaction or arrangement and will not waive any rights under any confidentiality agreements entered into with such parties and shall use its reasonable efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. Notwithstanding the foregoing, the Company and its Board shall be permitted to engage in any discussions with, or to provide any information to, a person or entity who makes a Superior Proposal.

   Director and Officer Insurance. The Merger Agreement provides that from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor the obligations of the Company and its subsidiaries, to the extent legally permissible, owing to the present and former officers and directors of the Company and such subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time, pursuant to any indemnification provisions under the Company's or its subsidiaries' Certificate of Incorporation or By-laws as in effect on the date of the Merger Agreement (the persons entitled to indemnification thereunder being referred to herein as the "Indemnified Parties").

   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers substantially all of its assets to any person or entity in a single transaction or a series of transactions, then, and in each such case, Parent will assume, or provide for the assumption of, such indemnification obligations.

   Prior to the Closing Date, Parent will obtain and prepay all insurance premiums (including excess lines charges and other fees and expenses) for an officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering, for a period of six years after the Effective Time, each such Indemnified Party currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy of the Company in effect on the date of the Merger Agreement.

   Employee Matters. The Merger Agreement provides that during the period commencing at the Effective Time and ending on the first anniversary thereof, Parent will provide the employees of the Company and of the Company's subsidiaries (the "Company Employees") who remain employed after the Effective Time with benefits and compensation (other than stock and stock-based compensation and the value thereof) substantially comparable in the aggregate to the benefits and compensation provided to such employees by the Company prior to the Effective Time. Company Employees will be credited with their service to the Company or its subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits and will not be treated as "new" employees for purposes of any exclusions under any health or similar plan of Parent for a pre-existing medical condition.

   Pursuant to the Merger Agreement, Parent has agreed that following the Effective Time, Parent will and will cause its subsidiaries to honor (i) in accordance with their terms, all individual employment, termination, severance, transaction bonus, change in control, post-employment and other compensation agreements, arrangements and plans in existence on July 25, 2000 (as long as such agreements, arrangements and plans are disclosed in the schedules to the Merger Agreement) between the Company or any of its subsidiaries and any director, officer or employee thereof, and (ii) all legally imposed obligations relating to employment matters pursuant to applicable law.

   The Merger Agreement provides that, notwithstanding the foregoing, Parent is expressly permitted, in its sole discretion, to determine whether to terminate, merge or continue any employee benefit plans and programs of the Company. Parent has agreed to provide to any Company Employee whose employment is terminated within one year after the Closing Date, and who is not otherwise covered by a specific termination, severance or change in control agreement or by statutory severance required by any applicable law, with a severance plan described in the Merger Agreement. In addition, Parent has agreed to cause the Company or its subsidiaries to provide any severance required by applicable law. Pursuant to the Merger Agreement, any Company Employee whose position is terminated on or prior to the Effective Time shall be entitled to severance benefits in accordance with the applicable severance plan or policy currently maintained by the Company or its subsidiaries.

   Regulatory Filings. The Merger Agreement provides that Parent and the Company each will use commercially reasonable efforts to (i) file as promptly as practicable any filings that may be required by the HSR Act with respect to the Merger Agreement and the transactions contemplated thereby, (ii) respond promptly to inquiries from the Department of Justice and the Federal Trade Commission in connection with such filings, (iii) file or cause to be filed as promptly as practicable with the Department of Justice and Federal Trade Commission any supplemental information that may be requested pursuant to the HSR Act, (iv) seek the earliest possible termination or waiver of the waiting period under the HSR Act and (v) promptly file or cause to be filed any notices, applications, and requests pursuant to any other Antitrust Law. For purposes of the Merger Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

   Pursuant to the Merger Agreement, Parent and the Company each will use commercially reasonable efforts to resolve any objections that may be asserted with respect to the Merger Agreement and the transactions contemplated thereby under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law, Parent and the Company will cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Commercially reasonable efforts on the part of the Parent include complying with any request to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Parent or the Company or any of their affiliates or withdraw from doing business in a particular jurisdiction or take any other action requested; provided, that any such request or action would not, in the reasonable judgment of Parent, reasonably be expected to result in, directly or indirectly, a reduction in the aggregate revenues (based on revenues of Saint-Gobain and its affiliates or the Company, as the case may be, for fiscal 2000) of Saint-Gobain and its affiliates (including the Company) on an annualized basis in excess of $12.5 million (any such request or action hereinafter referred to as a "Burdensome Regulatory Condition").

   In the event of a Burdensome Regulatory Condition, the Merger Agreement does not (i) limit the Parent's or the Company's right to terminate the Merger Agreement pursuant to its terms so long as such party seeking to terminate the Merger Agreement has up to then complied in all material respects with its obligations under the Merger Agreement, which shall require that Parent use its commercially reasonable best efforts for a reasonable period of time to have such condition removed or (ii) require Parent, its affiliates or the Company to consent to any restriction, limitation obligation or other action with respect to the businesses of Parent, its affiliates or the Company or any sale or disposition of any assets of Parent, its affiliates or the Company, if such restriction, limitation, obligation or other action would constitute a Burdensome Regulatory Condition.

   Pursuant to the Merger Agreement, Parent and the Company each will promptly inform the other of any material communication made to, or received by such party from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other federal, state or foreign governmental or regulatory authority regarding any of the transactions contemplated by the Merger Agreement.

   The Merger Agreement provides that if Parent or its subsidiaries shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement, subject to satisfaction or (to the extent permitted) waiver of all conditions to the Merger, will take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with the DGCL.

   Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company with respect to, among other things: its organization and qualification and subsidiaries; its certificate of incorporation and bylaws; capitalization; authority relative to the Merger Agreement; no breaches or conflicts; required filings and consents; compliance with laws; SEC filings; financial statements; absence of certain changes or events; undisclosed liabilities; litigation; material contracts; insurance; employee benefit plans; employment and labor matters; tax matters; environmental matters; intellectual property; board approval and opinion of the Company's financial advisor. Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Company Material Adverse Effect" on the Company. For purposes of the Merger Agreement and this Offer to Purchase, when used in connection with the Company, the term "Company Material Adverse Effect" means a material adverse effect on the assets, property, business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, provided, that (i) litigation arising out of or resulting from the Merger, (ii) actions and omissions of the Company taken with the prior written consent of Parent, (iii) direct effects of compliance with the Merger Agreement on the operating performance of the Company including expenses incurred by the Company in consummating the transactions contemplated by the Merger Agreement, (iv) termination of material contracts in accordance with their terms, (v) changes in generally accepted accounting principles, (vi) changes in general economic conditions in the United States or changes affecting generally the industries in which the Company operates or (vii) any changes or effects as a result of the announcement of the Merger, shall not in and of themselves be considered a Company Material Adverse Effect.

   Conditions to the Merger. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Company shall have obtained the required vote of the stockholders of the Company, if any, necessary to adopt the Merger Agreement, (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, (iii) the Regulatory Condition; provided, that the Regulatory Condition shall not apply to any party whose failure to fulfill its obligations under the Merger Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval, the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated and (iv) Purchaser shall have purchased at least 50% of the outstanding Shares on a fully diluted basis pursuant to the Offer.

   The obligations of Parent and Purchaser to consummate the Merger are subject to the fulfillment of certain additional conditions, including the condition that the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time. The obligation of the Company to consummate the Merger is subject to the fulfillment of certain additional conditions including the condition that each of Parent and Purchaser shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time.

   Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the Merger Agreement by the stockholders of the
Company:

     (i) by either the Company or Parent by written notice to each other if the Effective Time has not occurred on or before November 30, 2000; provided, that the right to terminate the Merger Agreement under this provision shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

     (ii) by the Company, by written notice to Purchaser, if: (a) provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in the Merger Agreement or the Confidentiality Agreements on the part of Parent or Purchaser, and such breach is either not cured within 20 days following written notice to Parent or by its nature cannot be cured, (b) provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, Purchaser shall have failed to commence the Offer within 30 days following the date of the Merger Agreement or (c) prior to the acceptance for payment of any Shares pursuant to the Offer (1) the Company is in compliance with the provisions of the Merger Agreement described above in this Section 11 under "Recommendation;" it being understood that a de minimis breach by the Company of the terms of such sections shall not be deemed to constitute a breach of such sections for purposes of this provision, (2) the

  Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger Agreement or the Offer or the Merger, (3) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (4) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable from a financial point of view to the stockholders of the Company in the aggregate as the Superior Proposal and (5) the Company has paid Parent the Termination Fee and Expense Reimbursement (each as defined below) concurrently with such termination. The Company agreed
  (x) that it will not enter into a binding agreement referred to in clause
  (3) above until at least the fifth business days after it has provided the notice to Parent required hereby and (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification;

     (iii) by Purchaser, by written notice to the Company, if: (a) provided that Parent or Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in the Merger Agreement on the part of the Company, and such breach is either not cured within 20 days following written notice to the Company or by its nature cannot be cured, (b) prior to the acceptance for payment of any Shares of pursuant to the Offer (1) the Company's Board of Directors withdraws or modifies in a manner adverse to Parent its approval or its recommendation of the Offer, the Merger or the Merger Agreement, or publicly resolved to do any of the foregoing, (2) the Company's Board of Directors shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to an Alternative Transaction or shall have failed, upon Parent's request, to reaffirm the Company' Board of Directors' approval or recommendation of the Offer, the Merger or the Merger Agreement (or shall have resolved to do any of the foregoing) or (3) the Company shall have breached any of its obligations under the non-solicitation provisions of the Merger Agreement, it being understood that a de minimis breach of these provisions of the Merger Agreement by the Company shall not be deemed to constitute a breach of such provisions for purposes of this provision or
  (c) provided that Parent is not then in material breach of any representation, warranty or covenant or other agreement contained in the Merger Agreement, if due to any occurrence or circumstance that would result in a failure to satisfy any Offer Condition (other than the Minimum Condition, the Regulatory Condition and the Tax Condition (defined below), Purchaser shall have failed to commence the Offer within 30 days following the date of the Merger Agreement;

     (iv) by either Parent or the Company, by written notice to the other, if: (a) there shall be any law or regulation that makes acceptance for payment of, and payment for, Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental entity having competent jurisdiction enjoining Purchaser from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable, (b) the Company's stockholders shall reject the Merger and the Merger Agreement at the Company's stockholders meeting, or at any adjournment or postponement thereof, (c) provided that the party seeking to terminate the Merger Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, the Offer terminates due to the failure of any of the Offer Conditions (other than the Minimum Condition) to have been satisfied on or prior to October 31, 2000 or (d) provided that the party seeking to terminate the Merger Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, the Offer terminates due to the failure of the Minimum Condition to have been satisfied; or

     (v) at any time with the written consent of Parent and the Company.

   If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability on the part of the Company, Parent or Purchaser, with certain exceptions including obligations under certain provisions of the Merger Agreement with respect to the treatment of confidential non-public information concerning the Company and its subsidiaries. No such termination shall relieve any party from liability by reason of any willful or intentional breach by such party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

   Fees and Expenses. If the Merger Agreement is terminated (A) by either party as described in clauses (i), (iv)(b) or (iv)(d) under "Termination" above, (B) by Parent as described in clauses (iii)(b) or (iii)(c) under "Termination" above or (C) by the Company as described in clause (ii)(c) under "Termination" above, then the Company will make a cash payment to Parent of $3.75 million (the "Termination Fee"), plus the reasonable and documented out-of-pocket expenses and fees (not to exceed $2.5 million) incurred by Parent prior to the termination of the Merger Agreement, in connection with the Merger Agreement and the transactions contemplated thereby (the "Expense Reimbursement"); provided, no Termination Fee or Expense Reimbursement shall be owed if the Merger Agreement is terminated as described in clauses (i), (iii)(c), (iv)(b) or (iv)(d) under "Termination" above unless (x) at the time of termination there shall have been announced and not withdrawn an Alternative Transaction and (y) within one year of the date of termination, an Alternative Transaction is closed, in which event the Termination Fee and Expense Reimbursement shall be payable by the Company on the closing date of such Alternative Transaction. In the event of any termination by Parent as described in clause (iii)(b) under "Termination" above or by the Company as described in clause (ii)(c) under "Termination" above, the Company shall pay Parent the Termination Fee and Expense Reimbursement concurrently with such termination.

   Amendment. Any provision of the Merger Agreement may be amended if, and only if, such amendment is in writing and signed by action taken by the respective boards of directors of the Company, Purchaser and Parent. After approval of the Merger Agreement by the stockholders of the Company no such amendment shall be made, without further approval of the Company's stockholders, that (x) alters or changes the amount or kind of consideration to be received, (y) alters or changes any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, if any, or (z) alters or changes any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the stockholders of the Company.

The Voting Agreement

   The following is a summary of certain provisions of the Voting Agreement entered into between Purchaser and each director and certain officers of the Company (each a "Stockholder"), a copy of which is filed as an Exhibit to the Schedule TO. Such summary is qualified in its entirety by reference to the Voting Agreement.

   Agreement to Tender. Pursuant to the Voting Agreement, each Stockholder irrevocably and unconditionally agrees to refrain from selling and validly tender (and not withdraw), pursuant to and in accordance with the terms of the Offer, all of the Shares that such Stockholder owns as of the date of the Voting Agreement as well as any additional shares of capital stock of the Company that such Stockholder may own, whether acquired by purchase, exercise of options or otherwise, at any time after the signing of the Voting Agreement (the "Stockholder Shares").

   Voting Agreement. During the term of the Voting Agreement, each Stockholder irrevocably and unconditionally agrees to vote or cause to be voted all Stockholder Shares that such Stockholder is entitled to vote at the time of any vote where such matters arise (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against any proposal or transaction which would be reasonably likely to prevent or delay the consummation of the transactions contemplated by the Merger Agreement and
(iii) against any (a) Alternative Transaction, (b) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the

Merger Agreement or (c) other matter relating to, or in connection with, any of the matters referred to in clauses (a) and (b) above. The Voting Agreement does not limit or restrict any Stockholder's ability to act or vote in his capacity as an officer or director of the Company in any manner he so chooses.

   Grant of Proxy. Each Stockholder irrevocably grants a proxy, appointing Purchaser as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in such manner and upon any of the matters relating to the Offer or the Merger, as Purchaser or its proxy or substitute shall, in Purchaser's sole discretion, deem proper with respect to the Stockholder Shares. Such proxy is irrevocable until termination of the Voting Agreement. The proxy granted by each Stockholder is granted in consideration of Purchaser's entering into the Merger Agreement and to secure such Stockholder's performance of his agreement and duty to vote or cause to be voted (including by written consent) all of his Stockholder Shares in favor of the Merger as set forth in the section on "Voting Agreement" above.

   Representations and Warranties. The Voting Agreement contains customary representations and warranties of the parties thereto.

   Appraisal Rights. Each Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares which may arise with respect to the Merger.

   Amendments; Termination. The Voting Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties thereto. The Voting Agreement will terminate on the earliest to occur of (x) the consummation of the Merger and (y) the termination of the Merger Agreement.

The Confidentiality Agreements

   The following is a summary of certain provisions of the March 14, 2000 Confidentiality Agreement, which amended and restated the February 2, 2000 Confidentiality Agreement in its entirety. Copies of the Confidentiality Agreements are filed as Exhibits to the Schedule TO. The following summary is qualified in its entirety by reference to the March 14, 2000 Confidentiality Agreement.

   Confidential Information. Pursuant to the Confidentiality Agreements, among other things, Saint-Gobain Performance Plastics Corporation (the "Recipient") has agreed that it, its affiliates and anyone to whom it discloses information as permitted pursuant to the terms of the Agreement will, until March 14, 2003, keep confidential all nonpublic, confidential or proprietary information of the Company, subject to certain exceptions, and will use the confidential information for no purpose other than evaluating a possible business combination with the Company.

   Non-Solicitation; No Hire. Pursuant to the Confidentiality Agreements, the Recipient has agreed, whether or not a transaction is consummated, that until March 14, 2002, subject to certain exceptions, (i) neither the Recipient nor any person controlled directly or indirectly by the Recipient shall directly or indirectly solicit or encourage any employee of the Company or its subsidiaries with whom the Recipient has had contact in the course of its evaluation of a possible transaction to leave the employ of the Company or its subsidiaries and
(ii) neither the Recipient nor any person controlled directly or indirectly by the Recipient shall employ any person who was, as of March 14, 2000, a member of the Company's "Senior Leadership Team".

   Standstill. Pursuant to the Confidentiality Agreements, the Recipient has agreed that, until the earlier of March 14, 2001 and the date, if any, when the Company announces it has entered into a definitive agreement for the acquisition of the Company by, or merger with, a third party, neither it nor any person directly or indirectly controlling, controlled by or under common control with the Recipient shall (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, or any rights or options to acquire (other than purchases of products in the ordinary course of business), vote, or dispose of any, such securities or property, (ii) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or divisions,
(iii) solicit any proxies, participate in groups, or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (iv) enter into any contract, arrangement or understanding with any person with respect to any securities of the Company or any subsidiary of the Company, including but not limited to any joint venture, loan or option agreement, put or call, guarantee of loans, guarantee of profits or division of losses or profits, (v) disclose any intention, plan or arrangement inconsistent with the foregoing or (vi) advise, assist or encourage any other persons in connection with any of the foregoing.

   12. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) there were fewer than 400 stockholders, (ii) there were fewer than 1,200 stockholders and the average monthly trading volume less than 100,000 Shares (for the most recent 12 months, (iii) the number of publicly-held shares (excluding Shares held by directors, officers, or their immediate families and by any other beneficial owner of 10% or more) of the Shares were less than 600,000, (iv) the Company's total global market capitalization was less than $50,000,000 and total stockholders' equity was less than $50,000,000, or (v) the Company's average global market capitalization over a consecutive 30 trading-day period was less than $15,000,000. The Company informed Parent and Purchaser that there were approximately 429 holders of record of Shares as of July 31, 2000. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

   If the NYSE were to delist the Shares (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the NYSE listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation Systems or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible, that following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares could no longer be used as collateral for loans made by brokers.

   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement of an annual report to stockholders, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE listing. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

   13. Dividends and Distributions. The Merger Agreement prohibits the Company and each of its subsidiaries from paying or declaring any dividends on the Shares and from changing the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction, without the prior written consent of Purchaser.

   If, subsequent to the date of the Merger Agreement but prior to the Effective Time, the Company (after having received the written consent of Purchaser) changes the number of Shares outstanding as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend, but excluding any change resulting from the issuance of shares upon exercise of options, warrants or other rights to acquire Shares outstanding on the date of the Merger Agreement or similar transaction, then appropriate adjustments shall be made in all amounts payable pursuant to the Merger Agreement, including, without limitation, the price to be paid in the Offer and the Merger.

   14. Extension of Tender Period; Subsequent Offering Period; Termination; Amendment. Purchaser may without the consent of the Company, (i) extend (and re-extend) the Offer on one or more occasions for such period, ending not later than October 31, 2000, as may be determined by Purchaser in its sole discretion (each such extension period not to exceed ten business days), if at the then-scheduled expiration date of the Offer, any of the Offer Conditions are not satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer,
(iii) extend the Offer, once for a period of not more than ten business days, if at the then-scheduled expiration date of the Offer the Offer Conditions are satisfied (including the Minimum Condition), but less than 90% of the outstanding Shares on a fully-diluted basis have been validly tendered and not properly withdrawn and (iv) extend the Offer once for a period of not more than twenty business days, if at the then-scheduled expiration date of the Offer, the Offer Conditions other than the Minimum Condition have been satisfied or waived.

   The Company may require Purchaser to extend the Offer under certain circumstances, including, (i) for one or more periods of ten business days or less (but in no event later than October 31, 2000) if at the then-scheduled expiration date of the Offer, all the Offer Conditions have been satisfied or waived other than the Regulatory Condition and (ii) for up to ten calendar days if at the then-scheduled expiration date of the Offer, all the Offer Conditions have been satisfied or waived other than the Minimum Condition. See "The Offer --Section 15--Certain Conditions of the Offer."

   If, with the consent of the Company Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given to stockholders in the manner specified below, the Offer will be extended until the expiration of such tenth business day. If, with the consent of the Company Purchaser makes a material change in the terms of the Offer (other than a change in the price or percentage of securities sought) or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act to allow the stockholders to consider the amended terms of the Offer. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders. However, a minimum of ten business days from the date of such change may be required to allow for adequate dissemination and investor response if a change relates to the price to be paid or, subject to certain limitations, a change in the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee.

   Purchaser may also, subject to certain conditions, provide a Subsequent Offering Period following the expiration of the Offer on the Expiration Date pursuant to which Purchaser may add an additional period of time up to twenty business days (but pursuant to the Merger Agreement not to exceed fifteen business days without the Company's consent) to permit additional tenders of Shares (but not withdrawals). Purchaser may include a Subsequent Offering Period, so long as, among other things, (i) the Offer remains open for a minimum of twenty business days and has expired, (ii) all Offer Conditions are satisfied or waived by Purchaser on or before the Expiration Date, (iii) Purchaser accepts and promptly pays for all Shares validly tendered during the initial period of the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In a public release, the SEC has expressed the view that providing a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC.

   A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered into the Offer. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a subsequent offering period, if one is provided.

   Except as required by the Merger Agreement, there can be no assurance that Purchaser will exercise its right to extend, waive any condition of or amend the Offer.

   Subject to the terms of the Merger Agreement, Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in "The Offer--Section 15--Certain Conditions of the Offer" shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of, or payment for, Shares or to terminate the Offer and not accept for payment or pay for Shares.

   Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to waive or amend, in whole or in part at any time or from time to time in each case prior to the Expiration Date, any of the conditions specified in "The Offer--Section 15--Certain Conditions of the Offer;" provided that, Purchaser may not, unless previously approved by the Company, (i) waive or amend the Minimum Condition, the Regulatory Condition or the condition that there be no (a) law or regulation that makes consummation of the Offer illegal or otherwise prohibited, (b) judgment, injunction, order or decree enjoining Purchaser from accepting for payment and paying for the Shares or (c) pending proceedings or investigations by a governmental authority that seek, among other things, to challenge, limit or prohibit the Offer or the Merger or the operation of the businesses of Parent and its subsidiaries following the Merger, (ii) decrease the Offer Price or the number of Shares to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions or (v) waive or make any amendment to a condition that is materially adverse to the stockholders of the Company.

   If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in "The Offer--Section 4 --Withdrawal Rights." The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

   Any extension, delay, termination, waiver of any condition or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

   15. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for any Shares, and may, subject to the terms of the Merger Agreement, terminate the Offer, if:

     (i) at the Expiration Date (as it may be extended in accordance with the terms of the Merger Agreement):

       (a) the Minimum Condition has not been satisfied or waived;

       (b) the Regulatory Condition has not been satisfied or waived;

       (c) the Company has not delivered to Purchaser a certification in the form required by Section 1445(b)(3) of the Code and the Treasury Regulations thereunder to the effect that neither the Company nor its subsidiaries is, nor has the Company or its subsidiaries been within five years of the date of the Merger Agreement, a "United States real property holding corporation" as defined in Section 897 of the Code (the "Tax Condition"); or

     (ii) at any time on or after July 25, 2000 and prior to or on the Expiration Date, any of the following conditions exist:

       (a) there shall be any law or regulation that makes acceptance for payment of, and payment for, Shares pursuant to the Offer illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental entity having competent jurisdiction enjoining Purchaser from accepting for payment of, and paying for, the Shares pursuant to the Offer and such judgment, injunction, order or decree shall have become final and nonappealable; or

       (b) there shall be instituted or pending any action, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (1) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to require the Company, Parent or Purchaser to pay any damages related to the Offer, the Merger or the other transactions contemplated by the Merger Agreement that are material in relation to the Company taken as a whole, (2) seeking to impose limitation on the ability of Purchaser, or to render Purchaser unable to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (3) seeking to impose or require a Burdensome Regulatory Condition; or

       (c) there shall have occurred any event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

       (d) any person shall have entered into a definitive agreement or an agreement in principle with the Company regarding an Alternative Transaction; or

       (e) the Board of Directors of the Company (1) shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, (2) shall have failed to reaffirm such approval or recommendation upon Parent's request or (3) shall have recommended or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Alternative Transaction; or

       (f) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, and such breach is either not cured within 20 days following written notice to the Company or by its nature cannot be cured; provided that Purchaser or Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or

       (g) any representations and warranties of the Company contained in the Merger Agreement that are qualified by materiality or Company Material Adverse Effect shall not be true and correct or any such representations or warranties that are not so qualified shall not be true and correct in all material respects, in each case, when made or as of the Expiration Date as if made at and as of such time (except for any representation or warranty which specifically relates to an earlier period or date), and such failure to be true and correct is either not cured within 20 days following written notice to the Company or by its nature cannot be cured; or

       (h) the Merger Agreement shall have been terminated in accordance with its terms; or

       (i) it shall have been publicly disclosed or Parent shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have acquired beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares);

which, without in any way limiting or adding conditions, in the sole judgment of Parent, makes it inadvisable to proceed with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

   16. Certain Legal Matters; Regulatory Approvals.

   General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that except as described below under "State Takeover Statutes," such approval or other action will be sought or taken. Except as described under "New Hampshire Law", "Antitrust--United States", "Antitrust--Germany", "Antitrust -- Ireland" and "Exon-Florio" below, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or taken, in the case of approvals, or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer--Section 15--Certain Conditions of the Offer."

   Delaware Law. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; such action may not be taken by written consent. The Board of Directors of the Company has resolved that Section 203 of the DGCL does not apply to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby.

   New Hampshire Law. The Company is headquartered in New Hampshire. Pursuant to the New Hampshire Takeover Disclosure Law, no offeror shall make a takeover bid unless as soon as practical on the date of commencement of the takeover bid it files with the Secretary of State and the target company a registration statement containing the information required by Section 421-A:4 of the New Hampshire Takeover Disclosure Law and publicly discloses the material terms of the offer. Under Section 421-A:2 of the New Hampshire Takeover Disclosure Law, a takeover bid is defined to mean the acquisition of, offer to acquire, or request or invitation for tenders of an equity security of a corporation organized under the laws of New Hampshire or having its principal place of business within New Hampshire or having its principal executive office within New Hampshire or which is the parent of a subsidiary incorporated under New Hampshire law if after acquisition thereof the offeror would directly or indirectly be a record or beneficial owner of more than 5% of any class of the issued and outstanding equity securities of such corporation. If (i) less than 10% of the Company's shareholders reside in New Hampshire, (ii) less than 10% of the Company's shares are owned by New Hampshire residents and (iii) there are less than ten thousand shareholders of the Company who are residents in New Hampshire, the New Hampshire Takeover Disclosure Law may not be applicable to this transaction. If it is applicable, Parent and Purchaser will comply with such statute. In the event that the New Hampshire Takeover Disclosure Law is applicable, Purchaser will be required to file certain information with, and receive approvals from, the relevant New Hampshire authorities and Purchaser might be unable to accept for payment, or pay for Shares, tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for any tendered Shares. See "The Offer--Section 15--Certain Conditions of the Offer."

   State Takeover Statutes. A number of states in addition to New Hampshire have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, Parent believes that there are reasonable bases for contesting such laws.

   In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the State of Indiana. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, Parent will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute or statutes is or are inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment, or pay for Shares, tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for any tendered Shares. See "The Offer--Section 15--Certain Conditions of the Offer."

   Antitrust--United States. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the HSR Act, Purchaser has filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is expected to expire prior to Wednesday, August 16, 2000. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

   A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "The Offer--Section 15--Certain Conditions of the Offer." Subject to certain circumstances described in "The Offer--Section 4--Withdrawal Rights", any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, Purchaser may, and the Company may require Purchaser to, extend the Offer, as necessary, through October 31, 2000.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Purchaser, Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Parent does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer --
Section 15--Certain Conditions of the Offer" for a description of certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and "The Offer--Section 11--Purpose of the Offer; Plans for the Company; The Merger Agreement; The Voting Agreement; The Confidentiality Agreements" for certain termination rights in connection with antitrust suits.

   Antitrust--Germany. Pursuant to the Gesetz gegen Wettbewerbsbeschrankungen (the Act Against Restraints of Competition), Parent is required to submit a premerger notification to the German Federal Cartel Office (the "FCO"). The initial waiting period applicable to the purchase of Shares pursuant to the Offer is one month unless the FCO extends the waiting period if it determines that additional review is required. If such a determination is made, the waiting period may be extended for a period of up to four months (such period to commence from the day following the filing date of the premerger notification). If the FCO concludes that the acquisition will lead to the creation or strengthening of a market dominating position, the acquisition will be prohibited unless the parties agree to remedy the adverse competitive impact identified by the FCO. The FCO may approve Purchaser's acquisition of the Shares pursuant to the Offer prior to the expiration of the initial one-month waiting period. There can be no assurance, however, that the initial one-month waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the conditions to the Offer, including the expiration of this waiting period, are satisfied or waived by Purchaser by the Expiration Date.

   Antitrust--Ireland. Pursuant to the Irish Mergers Act, Parent is required to submit a premerger notification to the Minister for Enterprise, Trade and Employment (the "Minister") within one month after the Offer is made. Following such notification, the Merger may not be consummated until such further information as may be required by the Minister has been furnished and either the Minister has issued a clearance for the proposed transaction or a prescribed period following notification has expired without the Minister having prohibited the proposed transaction. The proscribed period consists of three months following the date of notification or, where the Minister requests more information, the date of receipt of such information. Shares will not be accepted for payment or paid for pursuant to the Offer until the conditions to the Offer, including the clearance by the Minister or the expiration of the prescribed period, are satisfied or waived by Purchaser by the Expiration Date.

   Antitrust--Italy. Pursuant to the Norme per la Tutela della Concorrenze e del Mercato (the Treaty for the Safeguard of Competition and Markets), Parent may be required to provide notice of the consummation of the Merger to the Autorita Garante della Concorranza e del Mercato (the "AGCM") in advance thereof. Upon such filing, the AGCM will have 30 days to either (i) approve the indirect transfer of Italian assets that would result from consummation of the Merger or
(ii) institute a full investigation of the effect of the transactions pursuant to the Merger Agreement on competition in the Italian economy. Within 45 days of commencing such investigation, the AGCM will either (a) approve such consummation, (b) prohibit the indirect transfer of Italian assets, (c) condition such transfer on divestiture of some portion of such assets or (d) extend the investigation for an additional 30 days. The receipt of any required approval of the AGCM is not a condition to the obligations of Purchaser to accept for payment or pay for any tendered Shares.

   Antitrust--Other Foreign Laws. Based upon Purchaser's representations and warranties in the Merger Agreement, the Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of approval of, governmental authorities therein. For example, Purchaser believes that a filing is required to be made with the Conselho da Defensa Economica, the Brazilian antitrust authority. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any other of such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the Offer by any such government or governmental authority, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. "The Offer--Section 15--Certain Conditions of the Offer" above.

   Exon-Florio. Exon-Florio applies to all acquisitions proposed or pending, by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. Exon-Florio empowers the President of the United States to prohibit or suspend mergers, acquisitions or takeovers by or with foreign persons if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security.

   The President has designated CFIUS as the agency authorized under Exon-Florio to receive notices and other information and to conduct a review process which consists of a determination whether an investigation should be undertaken and making any such investigation. Any determination by CFIUS that an investigation is called for must be made within thirty days after its acceptance of written notification concerning a proposed transaction. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within forty-five days after such determination. Upon completion or termination of any such investigation, CFIUS must report to the President and present its recommendation. The President then has fifteen days in which to suspend or prohibit the proposed transaction or to seek other appropriate relief. In order for the President to exercise his authority to suspend or prohibit a proposed transaction, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than Exon-Florio and the International Emergency Economic Powers Act do not in the President's judgment provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. Such findings are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the Untied States in order to implement and enforce Exon-Florio. Exon-Florio does not obligate the parties to a proposed acquisition to notify CFIUS. However, if a notice of a proposed acquisition is not submitted to CFIUS, then the transaction remains indefinitely subject to review by the President under Exon-Florio, unless it is determined that CFIUS does not have jurisdiction over the transaction.

   The Purchaser and the Company will make a filing under Exon-Florio. There can be no assurance that CFIUS will not determine to conduct an investigation of the proposed acquisition of the Company and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. If CFIUS determines to investigate the proposed acquisition and if such acquisition is not completed or if the President determines to take any action with the proposed acquisition, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

   17. Fees and Expenses. McFarland Dewey is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay McFarland Dewey as compensation for its services as Dealer Manager in connection with the Offer a fee of $150,000. Parent has also agreed to reimburse McFarland Dewey for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including the reasonable fees and expenses of its legal counsel) and to indemnify McFarland Dewey and certain related persons against certain liabilities, including, without limitation, certain liabilities under the federal securities laws arising out of this engagement.

   Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

   None of Purchaser, Parent or Saint-Gobain will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

   18. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent or Saint-Gobain not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   Purchaser has filed with the SEC the Schedule TO together with exhibits, pursuant to Rule 14d-1 of the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed the
Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. The Schedule TO, the Schedule 14D-9 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer--Section 7--Certain Information Concerning the Company" of this Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

                                          PPLC Acquisition Corp.

August 2, 2000

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

   1. Directors and Executive Officers of Saint-Gobain. The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Compagnie de Saint-Gobain. Where no date is shown, the individual has occupied the position indicated or a similar position for a period of time beyond five years. All directors and officers of Compagnie de Saint-Gobain listed below are citizens of France, except for Mr. Breuer, who is a citizen of Germany, Mr. Leal Maldonado, who is a citizen of Spain, Mr. Neeteson, who is a citizen of The Netherlands, Mr. Dachowski, who is a citizen of the United Kingdom, and Messrs. Caccini and Caliari, who are citizens of Italy. Directors are identified by an asterisk next to their names.

                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
* Jean-Louis Beffa                     Chairman and Chief Executive Officer of
  Compagnie de Saint-Gobain            Compagnie de Saint-Gobain.
  Les Miroirs
  92096 La Defense Cedex
  (France)

* Isabelle Bouillot                    Vice President of Caisse des Depots et
  Caisse des Depots et Consignations   Consignations (1996-present); and Director of
  57, rue de Lille                     Budget at the Ministry of Finances (until 1996).
  75007 Paris (France)

* Dr. Rolf E. Breuer                   Chairman of the Management Board of Deutsche
  Deutsche Bank AG                     Bank AG (1997-present) and Member of the
  Taunusanlage 12                      Management Board of Deutsche Bank AG.
  60262 Frankfurt (Germany)

* Bernard Esambert                     Vice-Chairman of the Bollore Group.
  Groupe Bollore
  Tour Delmas
  31-32 quai de Dion-Bouton
  92811 Puteaux (France)

* Pierre Faurre                        Chairman and Chief Executive Officer of SAGEM.
  SAGEM
  6, avenue d'Iena
  75783 Paris Cedex 16 (France)

* Eric d'Hautefeuille                  Chief Operating Officer of Compagnie de Saint-
  Compagnie de Saint-Gobain            Gobain (1998-present); Senior Vice President of
  Les Miroirs                          Compagnie de Saint-Gobain (1996-1998); and
  92096 La Defense Cedex (France)      President of the Flat Glass Division of
                                       Compagnie de Saint-Gobain (until 1996).

* Jose-Luis Leal Maldonado             Chairman of the Spanish Banking Association
  Centro Velasquez, 64-6(degrees)      (1996-present).
  E-28001 Madrid (Spain)

* Jacques-Louis Lions                  Professor at the College de France (Paris);
  College de France                    President of the French Academy of Sciences
  3, rue d'Ulm                         (1996-1998); and Vice President of The French
  75005 Paris (France)                 Academy of Sciences (until 1996).


                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
* Jean-Maurice Malot                   President of the Employees' and Former
  Saint-Gobain Vitrage                 Employees' Stockholders Association and of the
  Les Miroirs                          Supervisory Board of the Group Share Savings
  92096 La Defense Cedex               Plan Mutual Funds of Compagnie de Saint-Gobain
  (France)                             (1997-present); and Manager of the French
                                       Southern and Western subsidiaries of the Flat
                                       Glass Division of Compagnie de Saint-Gobain.

* Jean-Marie Messier                   Chairman and Chief Executive Officer of Vivendi
  Vivendi Group                        (1998-present) and of Cegetel (1998-present);
  42, avenue de Friedland              Chairman and Chief Executive Officer of
  75008 Paris (France)                 Compagnie Generale des Eaux (until 1998).

* Gerard Mestrallet                    Chairman of the Management Board of
  Suez/Lyonnaise des Eaux              Suez/Lyonnaise des Eaux (1997-present); Chairman
  1, rue d'Astorg                      and Chief Executive Officer of Compagnie de Suez
  75008 Paris (France)                 (until 1997).

* Michel Pebereau                      Chairman and Chief Executive Officer of Banque
  Banque Nationale de Paris            Nationale de Paris.
  16, boulevard des Italiens
  75009 Paris (France)

* Bruno Roger                          Managing Partner of Lazard Freres & Cie.;
  Lazard Freres & Cie.                 Managing Director of Lazard Freres & Co. llc.
  121 boulevard Haussmann
  75008 Paris (France)

  Gianpaolo Caccini                    Senior Vice President of Compagnie de Saint-
  Saint-Gobain Corporation             Gobain (1996-present); President of the
  750 East Swedesford Road             Abrasives Division of Compagnie de Saint-Gobain
  Valley Forge, Pennsylvania 19482     (2000-present); Vice Chairman, President and
                                       Chief Executive Officer of Saint-Gobain
                                       Corporation (1996-present); General Delegate of
                                       Compagnie de Saint-Gobain for the United States
                                       and Canada (1996-present); Chairman, President,
                                       Chief Executive Officer and Director of Norton
                                       Company (1996-present); and President of the
                                       Fiber Reinforcement Division of Compagnie de
                                       Saint-Gobain (until 1996).

  Emile Francois                       Senior Vice President of Compagnie de Saint-
  Poliet                               Gobain (1997-present); President of the
  Les Miroirs                          Specialized Distribution Division of Compagnie
  92096 La Defense Cedex (France)      de Saint-Gobain (1997-present); Chairman and
                                       Chief Executive Officer of Poliet (1998-
                                       present); Chairman and Chief Executive Officer
                                       of Lapeyre (1997-present); and President of the
                                       Industrial Ceramics Division of Compagnie de
                                       Saint-Gobain (until 1996).


                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
  Jean-Francois Phelizon               Senior Vice President of Compagnie de Saint-
  Compagnie de Saint-Gobain            Gobain (1998-present); and Finance Director of
  Les Miroirs                          Compagnie de Saint-Gobain.
  92096 La Defense Cedex (France)

  Claude Picot                         Senior Vice President of Compagnie de Saint-
  Saint-Gobain Emballage               Gobain (1996-present); and President of the
  Les Miroirs                          Containers Division of Compagnie de Saint-
  92096 La Defense Cedex (France)      Gobain.

  Bernard Field                        Corporate Secretary of Compagnie de Saint-
  Compagnie de Saint-Gobain            Gobain.
  Les Miroirs
  92096 La Defense Cedex (France)

  Herve Gastinel                       Vice President, Corporate Planning of Compagnie
  Compagnie de Saint-Gobain            de Saint-Gobain (1998-present); and Civil
  Les Miroirs                          Services (until 1998).
  92096 La Defense Cedex (France)

  Jean-Paul Gelly                      Vice President, Human Resources of Compagnie de
  Compagnie de Saint-Gobain            Saint-Gobain (1998-present); and Managing
  Les Miroirs                          Director of Saint-Gobain Development (until
  92096 La Defense Cedex (France)      1998).

  Jean-Claude Lehmann                  Vice President, Research of Compagnie de Saint-
  Compagnie de Saint-Gobain            Gobain.
  Les Miroirs
  92096 La Defense Cedex (France)

  Robert Pistre                        Advisor to the Chairman of Compagnie de Saint-
  Compagnie de Saint-Gobain            Gobain (1998-present); and Vice President, Human
  Les Miroirs                          Resources of Compagnie de Saint-Gobain (until
  92096 La Defense Cedex (France)      1998).

  Reinier-Paul Neeteson                Vice President, International Development of
  Compagnie de Saint-Gobain            Compagnie de Saint-Gobain (1999-present);
  Les Miroirs                          General Delegate of Compagnie de Saint-Gobain
  92096 La Defense Cedex (France)      for Belgium, Netherlands, Luxembourg and United
                                       Kingdom (1996-1999); and General Delegate of
                                       Compagnie de Saint-Gobain for Scandinavian
                                       countries (until 1996).

  Jacques Aschenbroich                 President of the Flat Glass Division of
  Compagnie de Saint-Gobain            Compagnie de Saint-Gobain (1996-present); and
  Les Miroirs                          Chairman of the Management Board of Vegla GmbH
  92096 La Defense Cedex (France)      (until 1996).

  Roberto Caliari                      President of the Reinforcements Division of
  Compagnie de Saint-Gobain            Compagnie de Saint-Gobain (1996-present); and
  Les Miroirs                          Manager of European and Korean Development of
  92096 La Defense Cedex (France)      the Fiber Reinforcement Division of Compagnie de
                                       Saint-Gobain (until 1996).


                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
  Pierre-Andre de Chalendar            Division Executive Vice President for the
  Compagnie de Saint-Gobain            Building Distribution Division of Compagnie de
  General Delegation for               Saint-Gobain for the United Kingdom and United
  United Kingdom and Ireland           States (2000-present); General Delegate of
  1 Thames Park                        Compagnie de Saint-Gobain for the United Kingdom
  Lester Way-Wallingford               and Ireland (2000-present); Executive Vice
  Oxfordshire OX 10 9TA                President of Norton Company (1996-present);
  United Kingdom                       President of the Abrasives Division of Compagnie
                                       de Saint-Gobain (1996-2000); Vice President of
                                       Saint-Gobain Corporation (1996-1999).

  Gilles Colas                         President of the Building Materials Division of
  Compagnie de Saint-Gobain            Compagnie de Saint-Gobain (1997-present); and
  Les Miroirs                          Corporate Planning Director of Compagnie de
  92096 La Defense Cedex (France)      Saint-Gobain (until 1997).

  Philippe Crouzet                     President of the Ceramics and Plastics Division
  Compagnie de Saint-Gobain            of Compagnie de Saint-Gobain (1996-present); and
  Les Miroirs                          General Delegate of Compagnie de Saint-Gobain
  92096 La Defense Cedex (France)      for Spain and Portugal (until 1996).

  Peter R. Dachowski                   President of the Insulation Division of
  Compagnie de Saint-Gobain            Compagnie de Saint-Gobain (1996-present); and
  Les Miroirs                          Executive Vice President of CertainTeed
  92096 La Defense Cedex (France)      Corporation.

  Christian Streiff                    President of the Pipe Division of Compagnie de
  Pont-a-Mousson SA                    Saint-Gobain (1997-present); and Managing
  91 avenue de la Liberation           Director of Saint-Gobain Emballage (until 1997).
  54000 Nancy (France)

   2. Directors and Executive Officers of Parent. The following table sets forth the name, present principal occupation or employment and five-year employment history of the directors and executive officers of Norton Company. Where no date is shown, the individual has occupied the position indicated or a similar position for a period of time beyond five years. All directors and officers listed below are citizens of the United States, except for Mr. Caccini, who is a citizen of Italy, and Mr. de Chalendar, who is a citizen of France. Directors are identified by an asterisk next to their names.

                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
* Gianpaolo Caccini                    Chairman, President, Chief Executive Officer and
  Saint-Gobain Corporation             Director of Norton Company (1996-present);
  750 E. Swedesford Road               Senior Vice President of Compagnie de Saint-
  Valley Forge, PA 19482-0101          Gobain (1996-present); President of the
                                       Abrasives Division of Compagnie de Saint-Gobain
                                       (2000-present); Vice Chairman, President and
                                       Chief Executive Officer of Saint-Gobain
                                       Corporation (1996-present); General Delegate of
                                       Compagnie de Saint-Gobain for the United States
                                       and Canada (1996-present); Chairman, President
                                       Chief Executive Officer and Director of
                                       CertainTeed Corporation (1996-present); and
                                       President of the Fiber Reinforcement Division of
                                       Compagnie de Saint-Gobain (until 1996).

  Robert C. Ayotte                     Executive Vice President of Norton Company
  Saint-Gobain Ceramics & Plastics,    (1997-present); President and Chief Executive
  Inc.                                 Officer of Saint-Gobain Ceramics & Plastics,
  1600 West Lee Street                 Inc.; Chairman and Chief Executive Officer of
  Louisville, Ky 40201-7409            Purchaser (2000-present); President of the
                                       Specialty Crystals and Process Systems Division
                                       of the Ceramics and Plastics Division of
                                       Compagnie de Saint-Gobain; President of the
                                       Performance Plastics Division of the Ceramics
                                       and Plastics Division of Compagnie de Saint-
                                       Gobain and Chairman and Chief Executive Officer
                                       of Saint-Gobain Performance Plastics Corporation
                                       (1997-present).

* George B. Amoss                      Vice President, Finance and Director of Norton
  Saint-Gobain Corporation             Company; Vice President, Finance of CertainTeed
  750 E. Swedesford Road               Corporation; Vice President, Finance of Saint-
  Valley Forge, PA 19482-0101          Gobain Corporation; and Vice President and Chief
                                       Financial Officer of Purchaser (2000-present).

  Dennis J. Baker                      Vice President of Norton Company; Vice
  Norton Company                       President, Human Resources of Saint-Gobain
  One New Bond Street                  Corporation; and Vice President, Human Resources
  Worcester, MA 01615-0008             of the Abrasives Division of Compagnie de Saint-
                                       Gobain.


                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
  F. Lee Faust                         Vice President of Norton Company; and Vice
  Saint-Gobain Corporation             President of Saint-Gobain Corporation.
  750 E. Swedesford Road
  Valley Forge, PA 19482-0101

  Robert W. Fenton                     Vice President and Controller of Norton Company
  Saint-Gobain Corporation             (1996-present); and Vice President and
  750 E. Swedesford Rd.                Controller of Saint-Gobain Corporation (1996-
  Valley Forge, PA 19482-0101          present); Financial Controller of Compagnie de
                                       Saint-Gobain (until 1996).

  James F. Harkins, Jr.                Vice President and Treasurer of Norton Company;
  Saint-Gobain Corporation             Vice President and Treasurer of Purchaser (2000-
  750 E. Swedesford Rd.                present); Vice President and Treasurer of Saint-
  Valley Forge, PA 19482-0101          Gobain Corporation.

  Mark E. Mathisen                     Vice President of Norton Company (1996-present);
  Norton Company                       Vice President, North America and Vice
  One New Bond Street                  President, Coated Abrasives, Worldwide of the
  Worcester, MA 01615-0008             Abrasives Division of Compagnie de Saint-Gobain
                                       (1997-present); Vice President, Operations,
                                       North America of the Abrasives Division of
                                       Compagnie de Saint-Gobain (1996-present); and
                                       Vice President, Manufacturing, Grinnell Flow
                                       Control Division of Tyco International (until
                                       1996).

  John R. Mesher                       Vice President, General Counsel, Secretary and
  Saint-Gobain Corporation             Clerk of Norton Company; Vice President and
  750 E. Swedesford Road               Secretary of Purchaser (2000-present); Vice-
  Valley Forge, PA 19482-0101          President, General Counsel and Secretary of
                                       Saint-Gobain Corporation (1997-present); and
                                       Vice President, Deputy General Counsel and
                                       Secretary of Saint-Gobain Corporation (until
                                       1997).

  Robert J. Panaro                     Vice President of Norton Company; Vice
  Norton Company                       President--Finance and MIS of the Abrasives
  One New Bond Street                  Division, North America, of Compagnie de Saint-
  Worcester, MA 01615-0008             Gobain (1996-1999); Vice President and
                                       Controller of Saint-Gobain Corporation (until
                                       1996).

  John J. Sweeney III                  Vice President and Assistant Treasurer of Norton
  Saint-Gobain Corporation             Company; Vice President of Saint-Gobain
  750 E. Swedesford Rd.                Corporation .
  Valley Forge, PA 19482-0101


                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
  Dorothy C. Wackerman                 Vice President of Norton Company; and Vice
  Saint-Gobain Corporation             President of Saint-Gobain Corporation.
  750 E. Swedesford Rd.
  Valley Forge, PA 19482-0101

  Michael J. Walsh                     Vice President of Norton Company; Vice President
  Saint-Gobain Corporation             of Saint-Gobain Corporation; Director of Risks
  750 E. Swedesford Rd.                and Assurances of Compagnie de Saint-Gobain.
  Valley Forge, PA 19482-0101

   3. Directors and Executive Officers of Purchaser. The following table sets forth the name, present principal occupation or employment and five-year employment history of the directors and executive officers of Purchaser. Where no date is shown, the individual has occupied the position indicated or a similar position for a period of time beyond five years. All directors and officers listed below are citizens of the United States, except for Mr. Crouzet, who is a citizen of France, and Mr. Bergengruen, who is a citizen of Germany. The Director is identified by an asterisk next to his name.

                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
* Robert C. Ayotte                     Chairman of the Board, and Chief Executive
  Saint-Gobain Ceramics & Plastics,    Officer of Purchaser (2000-present); Executive
  Inc.                                 Vice President of Norton Company (1997-present);
  1600 West Lee Street                 President and Chief Executive Officer of Saint-
  Louisville, Ky 40201-7409            Gobain Ceramics & Plastics, Inc.; Chairman and
                                       Chief Executive Officer of Purchaser (2000-
                                       present); President of the Specialty Crystals
                                       and Process Systems Division of the Ceramics and
                                       Plastics Division of Compagnie de Saint-Gobain;
                                       President of the Performance Plastics Division
                                       of the Ceramics and Plastics Division of
                                       Compagnie de Saint-Gobain and Chairman and Chief
                                       Executive Officer of Saint-Gobain Performance
                                       Plastics Corporation (1997-present).

  Gerard Walsh                         President and Chief Operating Officer of
  Saint-Gobain Performance Plastics    Purchaser (2000-present); President and Chief
  Corporation                          Operating Officer of Saint-Gobain Performance
  150 Dey Road                         Plastics Corporation (1998-present); Executive
  Wayne, NJ 07470                      Vice President of the Performance Plastics
                                       Division of the Ceramics and Plastics Division
                                       of Compagnie de Saint-Gobain (1998-present);
                                       Business Director, Box Sealing Systems, Masking
                                       and Packaging Systems Divisions, 3M Company
                                       (until 1997).

  George B. Amoss                      Vice President and Chief Financial Officer of
  Saint-Gobain Corporation             Purchaser (2000-present); Vice President,
  750 E. Swedesford Road               Finance and Director of Norton Company; Vice
  Valley Forge, PA 19482-0101          President, Finance of CertainTeed Corporation
                                       and Vice President, Finance of Saint-Gobain
                                       Corporation.

  Mark V. Barter                       Vice President, Finance and Information Systems
  Saint-Gobain Performance Plastics    of Purchaser (2000-present); Vice President,
  Corporation                          Finance and Information Systems of Saint-Gobain
  1199 S. Chillicothe Road             Performance Plastics Corporation (1999-present);
  Aurora, OH 44202                     Vice President and Controller of Saint-Gobain
                                       Ceramics & Plastics, Inc (1996-1999); Vice
                                       President, Finance and Controller of Carborundum
                                       Corporation (1996-1999); Vice President and
                                       Controller of Saint-Gobain Advanced Materials
                                       Corporation (until 1996).


                                        Present Principal Occupation or Employment and
      Name and Business Address                  Five-Year Employment History
-------------------------------------- ------------------------------------------------
  James F. Harkins, Jr.                Vice President and Treasurer of Purchaser (2000-
  Saint-Gobain Corporation             present); Vice President and Treasurer of Norton
  750 East Swedesford Road             Company; Vice President and Treasurer of Saint-
  Valley Forge, PA 19482-0101          Gobain Corporation.

  John R. Mesher                       Vice President and Secretary of Purchaser (2000-
  Saint-Gobain Corporation             present); Vice President, Secretary and Clerk of
  750 East Swedesford Road             Norton Company; Vice-President, General Counsel
  Valley Forge, PA 19482-0101          and Secretary of Saint-Gobain Corporation (1997-
                                       present); and Vice President, Deputy General
                                       Counsel and Secretary of Saint-Gobain
                                       Corporation (until 1997).

ADDITIONAL INFORMATION ON THE DESIGNATION OF REPRESENTATIVES TO THE BOARD OF DIRECTORS OF THE COMPANY

   Prior to the consummation of the Merger, Purchaser may designate some of the people listed onSchedule I to the Board of Directors of the Company. The Merger Agreement provides that upon Purchaser's purchase of and payment for Shares pursuant to the Offer that satisfy the Minimum Condition, Parent shall be entitled to designate directors on the Company's Board of Directors as described in Section 10 under "Merger Agreement--Directors."

   None of the executive officers or directors of Saint-Gobain or Parent or any of its subsidiaries, including Purchaser, currently is a director of, or holds any position with, the Company. Except for the transactions contemplated by the Merger Agreement and the Voting Agreement, none of Saint-Gobain, Purchaser or Parent and, to the best knowledge of Saint-Gobain, Purchaser and Parent, none of their directors or executive officers, as the case may be, or any of their associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company or has been involved in any transactions with the Company or any of its directors, executive officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the SEC, including Rule 14f-1 of the Exchange Act.

   Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    ChaseMellon Shareholder Services, L.L.C.

           By Mail:                  By Overnight Delivery:                 By Hand:
         P.O. Box 3301                 85 Challenger Road           120 Broadway, 13th Floor
  South Hackensack, NJ 07606             Mail Drop-Reorg               New York, NY 10271
Attn: Reorganization Department     Ridgefield Park, NJ 07660    Attn: Reorganization Department
                                 Attn: Reorganization Department

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (201) 296-4293

                             Confirm By Telephone:
                                 (201) 296-4860

   Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.

                                17 State Street
                                   10th Floor
                               New York, NY 10004
                        Banks and Brokerage Firms Call:
                                 (212) 440-9800
                           All Others Call Toll-Free:
                                 (800) 223-2064

                      The Dealer Manager for the Offer is:

                         McFarland Dewey Securities Co.

                                230 Park Avenue
                                   Suite 1450
                            New York, NY 10169-1450
                         Call Toll Free (888) 916-7400